EXHIBIT 10-V
------------
(C-XIV)


                         OPERATING AGREEMENT

                                  OF

              MAGUIRE THOMAS PARTNERS - SOUTH TOWER, LLC
                a California limited liability company


                                 DATED

                                 AS OF

                          SEPTEMBER 30, 1996






                        OPERATING AGREEMENT OF

              MAGUIRE THOMAS PARTNERS - SOUTH TOWER, LLC
                a California limited liability company


      This Operating Agreement of MAGUIRE THOMAS PARTNERS - SOUTH TOWER, LLC, a California limited liability company (the "AGREEMENT") is made and entered into as of September 30, 1996 by and among MAGUIRE PARTNERS-BUNKER HILL, LTD., a California limited partnership ("MAGUIRE PARTNERS"), CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV, an Illinois limited partnership ("CARLYLE 14"), and CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV, an Illinois limited partnership ("CARLYLE 15").

                               RECITALS
                               --------

      A. Maguire Partners, Carlyle 14 and Carlyle 15 are partners in Maguire/Thomas Partners-South Tower, a California limited partnership, (the "PARTNERSHIP") pursuant to that certain Amended and Restated Agreement of Limited Partnership, dated as of June 28, 1985, as amended by that certain Amendment to Amended and Restated Agreement of Limited Partnership dated as of August 1, 1985, as further amended by that certain Second Amendment to Amended and Restated Agreement of Limited Partnership dated as of August 1, 1986 (the "PARTNERSHIP AGREEMENT").

      B. International Business Machines Corporation ("IBM") was previously a limited partner in the Partnership. Pursuant to that certain Assignment and Assumption of Partnership Interest dated as of June 28, 1996, IBM assigned all of its interest in the Partnership to Maguire Partners and Maguire Partners assumed all of IBM's interest and obligations under the Partnership Agreement as of the date thereof. Carlyle 14 and Carlyle 15 acknowledge and agree to such assignment by IBM to Maguire Partners under the Partnership Agreement.

      C. As a result of the foregoing, the Partnership is comprised of Maguire Partners, with a 50.01% general and limited partnership interest (including the 20% limited partnership interest formerly owned by IBM), Carlyle 14 with a 17.4965% general partnership interest and Carlyle 15 with a 32.4935% general partnership interest, each such interest being referred to herein as such party's "PARTNERSHIP INTEREST".

      D. Maguire Partners, Carlyle 14 and Carlyle 15 desire to (a) form a limited liability company to be known as MAGUIRE THOMAS PARTNERS - SOUTH TOWER, LLC (the "COMPANY") under the laws of the State of California
(b) merge the Partnership into the Company by a statutory merger under California Corporations Code Section 17000 et seq. and pursuant to Code
Section 708(b)(2)(A) so that the Company will be considered the continuing entity, and (c) set forth, in their entirety, the rights and obligations of the parties with respect to the Company and its assets and liabilities.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises made herein, effective as of the date set forth above, Carlyle 14, Carlyle 15 and Maguire Partners hereby form the Company as a limited liability company under the Beverly-Killea Limited Liability Company Act as set forth in Title 2.5 (commencing with Section 17500) of the Corporations Code of the State of California (the "ACT") and this Agreement shall be the Operating Agreement of the Company under the Act. Carlyle 14, Carlyle 15 and Maguire Partners shall be the Initial Members (as hereinafter defined) of the Company, with the rights, duties and obligations set forth in this Agreement.

1.    DEFINITIONS.

      For purposes of this Agreement, the following terms which are used herein shall have the meaning indicated, whether appearing in the plural or singular number:

      ACT - means the (California) Beverly-Killea Limited Liability Company Act as set forth in Title 2.5 (commencing with Section 17000) of the Corporations Code of the State of California (or any corresponding provision or provisions of any succeeding law).

      ADJUSTED CAPITAL ACCOUNT - means, with respect to any Member, such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

            (i) increase such Capital Account by any amounts which such Member is obligated to contribute to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to contribute to the Company pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

            (ii) reduce such Capital Account by the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

      AETNA LOAN - means the first deed of trust loan made by Aetna Life Insurance Company (as successor-in-interest to Aetna Casualty and Surety Company) ("AETNA") to the Partnership, secured by the Property, on November 26, 1984 as amended by the Modification and Extension Agreement and related documents between the Partnership and Aetna dated September 19, 1996 ("MODIFICATION DOCUMENTS") whereby the Aetna Loan was modified and extended.

      APPROVED BY THE MANAGEMENT COMMITTEE, OR APPROVAL OF THE MANAGEMENT COMMITTEE - means, except as otherwise provided below, the approval in writing by Members of the Company holding at least seventy-five percent (75%) of the aggregate Percentage Interests in the Company, acting through their respective representatives on the Management Committee designated pursuant to SECTION 3.01(a) hereof.

      ARTICLES OF ORGANIZATION - means the articles of organization filed with the California Secretary of State for the purpose of forming the Company.

      BUILDING - means the 44-story office tower constructed on the Property as part of the Project at 355 South Grand Avenue, Los Angeles, California.

      CAPITAL ACCOUNT - means the capital account established for each Member pursuant to SECTION 2.04 hereof.

      CAPITAL SHORTFALL - means any event which necessitates additional capital contributions (other than the capital contributions required under SECTION 2.03 hereof) by the Members in order to complete, finance and operate the Project, including but not by way of limitation, (i) failure of performance by a contractor or subcontractor, (ii) damage to or destruction of Improvements on the Property, (iii) shortfall in financing for the Project, and (iv) operating losses incurred in connection with the Project.

      CARLYLE - means, collectively, Carlyle 14 and Carlyle 15.

      CARLYLE 14 - means Carlyle Real Estate Limited Partnership-XIV, an Illinois limited partnership.

      CARLYLE 14 PERCENTAGE INTEREST - means 17.4965%, subject to any adjustments pursuant to this Agreement, provided, however, that the Carlyle 14 Percentage Interest shall be adjusted to 23.33% immediately upon satisfaction of the First Level and Second Level distribution preferences under SECTIONS 2.06(b)(i) and (ii) and/or SECTIONS 2.06(c)(i) and (ii), as applicable.

      CARLYLE 15 - means Carlyle Real Estate Limited Partnership-XV, an Illinois limited partnership.

      CARLYLE 15 PERCENTAGE INTEREST - means 32.4935%, subject to any adjustments pursuant to this Agreement, provided, however, that the Carlyle 15 Percentage Interest shall be adjusted to 43.34% immediately upon satisfaction of the First Level and Second Level distribution preferences under SECTIONS 2.06(b)(i) and (ii) and/or SECTIONS 2.06(c)(i) and (ii), as applicable.

      CODE - means the Internal Revenue Code of 1986, as amended from time to time. Reference to a particular Code provision shall refer as well to any similar successor statute.

      COMPANY - means Maguire Thomas Partners-South Tower, LLC, a
California limited liability company.

      COMPANY INTEREST - means an ownership interest in the Company, which includes the Percentage Interest, the right to vote or participate in the management of the Company, and the right to information concerning the business and affairs of the Company, as provided in this Agreement and under the Act.

      COMPANY MINIMUM GAIN - means the amount determined by computing with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed (in a taxable transaction) of the property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Regulations Section 1.704-2(d).

      CRA - means The Community Redevelopment Agency of The City of Los Angeles, California.

      DDA - means the Disposition and Development Agreement dated June 21, 1979 between CRA and Robert F. Maguire III.

      DISPOSITION EVENT - means any sale, transfer, disposition or taking (including, but not limited to, any taking under any eminent domain proceeding) of the Property or the Improvements or any portion thereof or interest therein, (2) any event, circumstance or condition relating to the Company's interest in the Property or the Improvements and resulting in any payment to the Company under any casualty insurance policy or title insurance policy, and (3) any financing or refinancing of the Company's interest in the Property or the Improvements or any portion thereof.

      DISPOSITION PROCEEDS - means the aggregate Net Cash Flow distributable hereunder to the Members as a result of a Disposition Event. In the computation of such Disposition Proceeds there shall be deducted (i) the payment of all costs and other expenses related thereto, (ii) the payment for any capital expenditures or other expenses for which such proceeds are used, (iii) the satisfaction of any indebtedness being discharged and any other debts or liabilities of the Company including, without limitation, the payment of any Participation Interest, Fixed Rate Interest and/or Yield Maintenance Payment due to Aetna under the Modification Documents (as such terms are defined in the Modification Documents) and (iv) the setting aside of such reserves therefrom as are Approved by the Management Committee.

      DISPOSITION PROFIT AND DISPOSITION LOSS - means, respectively, the net gain realized or net loss suffered by the Company (and each related item of gain or loss) attributable to a Disposition Event.

      IBM - means International Business Machines Corporation, a New York corporation.

      IBM LEASE - means that certain lease, dated October 1, 1982, as amended heretofore or hereafter, between the Company and IBM relating to space in the Building.

      IMPROVEMENTS - means any physical construction on the Property, including, without limitation, the Building, the attendant subterranean parking garage and the Off-Site Parking Facility.

      MAGUIRE PARTNERS - means Maguire Partners-Bunker Hill, Ltd., a California limited partnership.

      MAGUIRE PARTNERS PERCENTAGE INTEREST - means 50.01%, subject to any adjustments pursuant to this Agreement, provided, however, that the Maguire Partners Percentage Interest shall be adjusted to 33.33% immediately upon satisfaction of the First Level and Second Level distribution preferences under SECTIONS 2.06(b)(i) and (ii) and/or SECTIONS 2.06(c)(i) and (ii), as applicable.

      MAJOR DECISION - has the meaning set forth in SECTION 3.01(c).

      MANAGEMENT COMMITTEE - means the Management Committee of the Company contemplated by SECTION 3.01(a) hereof.

      MEMBER - means a Person who:

            (a) Has been admitted to the Company as a member in accordance with the Articles of Organization or this Agreement, or an assignee of a Company Interest, other than a right to share in Net Cash Flow or Operating Profits or Operating Loss, who has become a Member pursuant to Section 3.03.

            (b) Has not resigned, withdrawn or been expelled as a Member or, if other than an individual, been dissolved.

Reference to a "MEMBER" shall be to any one of the Members. Reference to an "INITIAL MEMBER" shall be to any one of the Members listed in
SECTION 2.02.

      MEMBER NONRECOURSE DEBT - has the meaning attributable to "partner nonrecourse debt" as set forth in Regulations Section 1.704-2(b)(4).

      MEMBER NONRECOURSE DEBT MINIMUM GAIN - means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability of the Company, determined in accordance with Regulations Sections 1.704-2(i)(2) and (3).

      MEMBER NONRECOURSE DEDUCTIONS - has the meaning attributable to "partner nonrecourse deductions" as set forth in Regulations Section 1.704-2(i)(2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year of the Company equals the excess (if any) of the net increase (if any) in the amount of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year over the aggregate amount of any distributions during that fiscal year to the Member that bears (or is deemed to bear) the economic loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(2).

      NET CASH FLOW - means that amount determined by deducting from the gross cash receipts of any kind or description (including, without limitation, the proceeds of any refinancing Approved by the Management Committee, but excluding the proceeds of any capital contributions (except to the extent utilized to provide reserves for contingencies)) of the Company during a calendar month, the following:

      (i) All costs of acquiring, improving, developing, managing, leasing, operating, maintaining, replacing and preserving the Project (including the Property and the Improvements) to the extent paid in cash during such calendar month;

      (ii) All operating or other expenses of the Company paid in cash during such calendar month, or any amounts expended as a result of any casualty losses to the extent that such losses are not reimbursed during such month by any third party responsible therefor or through insurance maintained by the Company, but not including any expenses paid in cash to the extent that such expenses were reserved against and funded from such reserves;

      (iii) All cash payments made with respect to the discharge of Company indebtedness during a calendar month, but not including any such payments to the extent that the amounts thereof were reserved against and funded from such reserves; and

      (iv) All reasonable amounts of reserve cash as shall be determined and Approved by the Management Committee to be necessary and advisable for:

                  (a) repayment of Company indebtedness, coming due in one or more calendar months next succeeding the month for which Net Cash Flow is computed;

                  (b) the acquisition, improvement, development, management, operation (including, but not limited to insurance and property taxes and assessments), maintenance, replacement or preservation of the Project (including the Property and Improvements); and

                  (c)  increases in working capital and other
contingencies.

In computing Net Cash Flow, no deductions shall be made for depreciation or amortization.

      NET RECEIPTS - means all Net Cash Flow distributable hereunder to the Members, from whatever source derived other than Disposition Proceeds.

      OFF-SITE PARKING FACILITY - means the seven level parking garage constructed on the Property as part of the Project at Second and Hill Streets, Los Angeles, California.

      OPERATING BUDGET - means the annual budget prepared by the Property Manager as contemplated by SECTION 3.01(b)(iii) hereof.

      OPERATING LOSS - means the net loss realized by the Company during a fiscal year (after excluding any Disposition Profit and Disposition Loss), including each and every item of income, gain, loss and deduction comprising such net loss, whether includable in, or deductible from, the Company's taxable income in accordance with Code Section 703(a).

      OPERATING PROFIT - means the net profit realized by the Company during the fiscal year (after excluding any Disposition Profit and Disposition Loss), including each and every item of income, gain, loss and deduction comprising such net profit, whether includable in, or deductible from, the Company's taxable income in accordance with Section 703(a) of the Code.

      PERCENTAGE INTEREST - means the following: the Maguire Partners Percentage Interest, the Carlyle 14 Percentage Interest and the Carlyle 15 Percentage Interest.

      PERSON - means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

      PHASE I BUILDING - means the 54-story office building located at 333 South Grand Avenue, Los Angeles, California.

      PHASE I PARTNERSHIP - means Maguire Partners-Crocker Properties Phase I, a California limited partnership which owns and operates the Phase I Project.

      PHASE I PROJECT - means the Phase I Building and related improvements constructed on Parcel N of the Bunker Hill Urban Renewal Project.

      PROJECT - means the development and construction of the Improvements on the Property and the operation of the Improvements following completion as contemplated herein.

      PROPERTY - means Parcels 0 and X-2(b) in the Bunker Hill Urban Renewal project in Los Angeles, California, as more particularly described in EXHIBIT A attached hereto, together with all Improvements from time to time existing thereon, and all appurtenances thereof.

      PROPERTY MANAGER - means the Property Manager appointed as contemplated in SECTION 3.01(b) hereof.

      REGULATIONS - means the federal income tax regulations promulgated by the Treasury Department under the Code, as such regulations may be amended from time to time. All references herein to a specific section of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations.

      SECRETARY OF STATE - shall mean the Secretary of State of the State of California.

2.    FORMATION OF COMPANY; CAPITAL, DISTRIBUTIONS AND ALLOCATIONS.

      2.01 INTRODUCTORY MATTERS.

           (a) The parties have formed the Company pursuant to the provisions of the Act by filing the Articles of Organization with the Secretary of State.

           (b) The purpose of the Company shall be to own and operate the Property and Improvements as investments and for income-producing purposes, as the successor-in-interest by merger to the Partnership. The Company shall have no other intended purpose nor engage in any other business, except as set forth above, and shall be operated independently of the Phase I Partnership, except to the extent that coordination between the Phase I Project and the Project is determined by the mutual determination of the respective Management Committees of the Company and the Phase I Partnership to be mutually beneficial in connection with their operation.

           (c) The term of the Company commenced upon the filing of the Articles of Organization for the Company and shall end on December 31, 2035 unless the Company is terminated or dissolved sooner, in accordance with the provisions of this Agreement.

           (d) The Company shall maintain its principal place of business at 355 South Grand Avenue, Suite 4500, Los Angeles, California 90071, or any other location mutually agreed upon by the Members.

           (e) The name and address of the Company's agent for service of process is Maguire Partners, 355 South Grand Avenue, Suite 4500, Los Angeles, CA 90071.

      2.02 MEMBERS AND THEIR INTERESTS.

           (a) The Initial Members in the Company consist of Maguire Partners, Carlyle 14 and Carlyle 15, each with the Percentage Interest in income and capital distributions of the Company as is defined in ARTICLE I hereof subject to the preferences set forth in SECTIONS 2.06 and 2.09.

           (b) The parties hereby agree to merge the Partnership into the Company. The Members shall cause the necessary filings and documents to be prepared and filed to effect the merger of the Partnership into the Company as quickly as possible including the execution of an Agreement of Merger between the Partnership and the Company and a Certificate of Merger (Form LLC-9) to be filed with the Secretary of State and, if necessary, recorded in Los Angeles County Records. The Members intend that such merger shall be accomplished pursuant to Section 708(b)(2)(A) so that the Company is the continuing entity and shall comply with the Regulations and rulings under Code Section 708. The Members acknowledge that they shall hold all of their respective rights and obligations with respect to the Project solely through the Company, from and after the effective date of the merger of the Partnership into the Company, and that no Member has any separate rights or claims against any other Member or any other partner in the Partnership, or with respect to the Project, by or through the Partnership.

           (c) Maguire Partners holds an undivided twenty percent (20%) interest in certain artworks described on EXHIBIT "B" attached hereto ("ARTWORK"), separate and apart from Maguire Partner's interest in said Artwork through the Company. Carlyle holds no interest in such Artwork directly or through the Company.

      2.03 CAPITAL CONTRIBUTIONS.

           (a) Each Member has the Capital Account set forth on EXHIBIT "C" attached hereto, which Capital Accounts reflect the adjustment to such Capital Accounts provided for in SECTION 2.04(a) through the date of the Supplemental Contributions required by SECTION 2.03(b). Such Capital Accounts have been revalued in accordance with Regulation Section 1.704-1(b)(2)(4)(f).
           (b) On the date hereof, each of Maguire Partners and Carlyle shall contribute $1,000,000 in cash to the capital of the Company ("SUPPLEMENTAL CONTRIBUTIONS") for a total of $2,000,000 of capital. The Supplemental Contributions shall be paid by the Company to Aetna pursuant to the Modification Documents.

      2.04 CAPITAL ACCOUNTS.

           (a) A separate non-interest bearing Capital Account shall be maintained for each Member, (A) to which there shall be credited (1) all cash contributions of such Member to the Company, (2) the fair market value, at the date of contribution, of property contributed by such Member to the Company (net of liabilities assumed by the Company and liabilities to which such contributed property is subject), which amount credited may be less than $0, (3) such Member's share of Operating Profit, (4) such Member's share of Disposition Profit (including, but not limited to, Disposition Profit described in SECTION 3.06(g) hereof), (5) if an election under Section 754 of the Code shall apply to a distribution of property by the Company to a Member, (a) the amount of gain, if any, recognized by such Member upon such distribution in accordance with Section 731(a)(1) of the Code, and (b) in the case of a distribution of Company property other than money under Section 732(a)(2) of the Code, the excess, if any, of the Company's adjusted basis of such distributed property over the basis of such distributed property to the distributee Member, and (6) 50% of any recaptured investment tax credit suffered by the Member if no election under Section 48(q)(4) of the Code was made with respect to the investment tax credit subject to recapture; and (B) to which there shall be debited
(1) all cash distributions to such Member, (2) the fair market value of property distributed to such Member (net of liabilities assumed by such Member and liabilities to which such distributed property is subject), which amount debited may be less than $0, (3) such Member's share of Operating Loss, (4) such Member's share of Disposition Loss (including, but not limited to, Disposition Loss described in SECTION 3.06(g) hereof), and
(5) 50% of any investment tax credit allocated to such Member unless an election under Section 48(q)(4) of the Code was made with respect to such investment tax credit. Upon the sale or exchange of a Company Interest,
(i) if such sale or exchange causes a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, the income tax consequences of the deemed distribution of Company property and the deemed immediate contribution of Company property to a new partnership or limited liability company (which for all other purposes continues to be the Company) shall be governed by the relevant provision of Subchapter K of Chapter I of the Code and the regulations promulgated thereunder (including Section 704(c) of the Code) and the Capital Accounts of the Members shall be redetermined in accordance with this SECTION 2.04(a); (ii) if such sale or exchange does not cause a termination of the Company within the meaning of Section 708(b)(1)(B) of the Code and if an election by the Company under Section 754 of the Code shall apply to such sale or exchange, the Capital Account of the selling or exchanging Member (or such portion which is attributable to the interest sold or exchanged) will be carried over to the transferee Member and there shall be made to the Capital Account of the Member who receives the special basis adjustment under Section 743 of the Code a corresponding adjustment to take into account such Code Section 743 basis adjustment; or (iii) in the case of a sale or exchange not described in clause (i) or (ii) of this sentence, the Capital Account of the selling or exchanging Member (or such portion which is attributable to the interest sold or exchanged) will be carried over to the transferee Member.

           (b) Funds of the Company which are held in reserve and not available for distribution shall to the extent practicable be invested in bank certificates of deposit at market rates. Interest earned on funds of the Company so invested shall inure solely to the benefit of the Company, and no interest shall be paid to any Member upon any contributions or advances to the capital of the Company (except as expressly provided herein), nor upon any undistributed or reinvested income or profits of the Company.

      2.05 ADDITIONAL CAPITAL CONTRIBUTIONS.

           (a) Additional capital contributions shall be made by the Members as described below in order to satisfy any Capital Shortfall declared by the Management Committee as a Major Decision under SECTION 3.01(c). Such capital contributions will not be made until other existing funds of the Company have been utilized, and the Members shall use their best efforts to cause the Company to borrow from third parties any funds required for satisfaction of such Capital Shortfall before any demand is made on the Members for capital contributions for the same. No Member shall have any obligation to make a capital contribution to the Company except as expressly required by the provisions of this Agreement.

           (b) If any additional capital contributions are required to satisfy any Capital Shortfall declared by the Management Committee as a Major Decision under SECTION 3.01(c) (it being contemplated that the Project Reserve permitted by the Aetna Modification Documents and the Additional Loan Advances which Aetna has agreed to fund to the Partnership under the Modification Documents will be used first to fund Company requirements as described in SECTION 2.07(a) hereof before the Members shall be obligated to make a contribution with respect to the same), then the same shall be contributed by the Members in proportion to their respective Percentage Interests at the time of such Capital Shortfall.

           (c) In the event any Member shall fail to make any required capital contribution required by SECTION 2.05(b) above within ten days (10) after written demand for such payment by any other Member, (i) unless the Members other than the non-contributing Member elect, either pursuant to clause (ii) below or pursuant to SECTION 2.05(d) below, to make the entire contribution required to be made by the non-contributing Member, each Member that has made the additional capital contribution required to be made by it pursuant to SECTION 2.05(b) above may withdraw such capital contribution from the Company and may retain such amount until the non-contributing Member shall have made the additional capital contribution required to be made by it pursuant to SECTION 2.05(b) above, or (ii) the capital contribution required to be made by the non-contributing Member may be made by the other Members, in proportion to their respective Percentage Interests or as they may otherwise agree, in which event such unpaid capital contribution shall constitute a debt owed by the non-contributing Member to the contributing Members, which shall bear interest at the prime rate from time to time announced by Wells Fargo Bank, N.A., plus 5% per annum (but not to exceed the maximum rate permitted by law), until paid and shall be payable (with interest as aforesaid) 120 days after demand by the contributing Members. In addition, and not in limitation of, the other rights and remedies of the contributing Members, any distributions otherwise to be made by the Company to a non-contributing Member shall instead be made to the contributing Members, to be applied against such debt, and until such amounts, including accrued interest, are paid in full, no further distributions shall be made to any non-contributing Member by the Company and such non-contributing Member shall cease to have any vote on the Management Committee. Such debt, with interest as aforesaid, shall be with recourse as to the non-contributing Member, and shall be secured by a security agreement being executed contemporaneously herewith by such Member encumbering such Member's Company Interest. Any capital contribution so contributed by one Member on behalf of another Member shall, for purposes of SECTION 2.05(a) above, be deemed made by the Member on behalf of which such contribution was made.

           (d) In the event any Member shall fail to make any capital contribution required by SECTION 2.05(b) above and the other Members do not elect to make such capital contribution in its entirety pursuant to SECTION 2.05(c) above within 45 days after written demand for payment of the capital contribution given to the defaulting Member by any other Member (which may be the same written demand as that given under SECTION 2.05(c) above), then (unless the interest of the non-contributing Member in the Company is acquired pursuant to SECTION 3.06(c) hereof as a result thereof) the remaining Members may make such additional capital contributions in cash in proportion to their respective Percentage Interests, or as they may otherwise agree, in which event the respective Percentage Interests of the Members shall be:

                 (i) in the case of a Member making such additional capital contributions pursuant hereto, the Percentage Interest of such contributing Member shall be increased by a percentage (herein called the "PERCENTAGE ADJUSTMENT") determined by (x) dividing the amount of the required capital contribution made by such contributing Member by the "Estimated Value" of the defaulting Member's Interest, and (y) multiplying the result by such defaulting Member's Percentage Interest before such adjustment. For this purpose, "Estimated Value" shall be equal to 80% of the total proceeds such defaulting Member would receive upon a liquidation of the Company at its "Net Fair Market Value" and a distribution to the Members in accordance with SECTIONS 3.06(d) and 2.06(c) hereof. Except as otherwise provided in this Agreement, such "Net Fair Market Value" of the Company shall be determined in accordance with SECTION 3.03(e) hereof;

                 (ii) in the case of a defaulting Member, its Percentage Interest shall be decreased by the total Percentage Adjustment increases pursuant to (i) above.

           (e) The Percentage Adjustments shall be adjusted to the nearest one hundredth of 1%. Adjustment shall be made in the respective Percentage Interests on each occasion when an additional aggregate capital contribution of at least $500,000 is made pursuant to SECTION 2.05(b), taking into consideration for this purpose on a cumulative basis any such capital contributions not previously included in making any such adjustment. Nothing herein shall obligate a Member to make any additional capital contribution required by SECTION 2.05(b) in the event one or more of the Members fails to make such contributions hereunder.

           (f) To illustrate the operation of this SECTION 2.05, assume, for purposes of this example only, that the Percentage Interests of Carlyle 14, Carlyle 15 and Maguire Partners are 17.495%, 32.495% and 50.01%, respectively, at the time an additional capital contribution of $10,000,000 is required pursuant to SECTION 2.05(b).

                 (i) If all of the Members contribute the required capital pro rata ($1,749,500 by Carlyle 14, $3,249,500 by Carlyle 15 and $5,001,000 by Maguire Partners) there would be no adjustment in the respective Percentage Interests.

                 (ii) If Carlyle 14 and Carlyle 15 did not make their required capital contributions and Maguire Partners made such contributions (assuming that no loans were made to Carlyle 14 and Carlyle 15 pursuant to SECTION 2.05(c) above) then, assuming that the Net Fair Market Value of the Company has been appraised at an amount that would result in a total distribution of $120 million to Carlyle 14 and Carlyle 15 upon liquidation of the Company, the Percentage Interest of Maguire Partners would be increased by 2.61%.

                 MAGUIRE PARTNERS

                 1,749,500       x     17.495%    =    0.91%
                 -----------------
                 80% x $41,996,399


                 3,249,500       x     32.495%    =    1.69%
                 -----------------
                 80% x $78,003,601

The Percentage Interest of Carlyle 14 would be decreased by 0.91% to 16.585%, and the Percentage Interest of Carlyle 15 would be decreased by 1.69% to 30.805%.

      2.06 DISTRIBUTIONS.

           (a) Not later than fifteen (15) days after the end of each calendar month, the Property Manager shall make a distribution to the Members of the entire Net Cash Flow of the Company during such preceding month.

           (b) Net Receipts shall be distributed to the Members as follows:

                 (i) FIRST LEVEL. The first available Net Receipts shall be distributed equally (50/50) to Maguire Partners and to Carlyle until each of them has received a cumulative amount of Net Receipts under this SECTION 2.06(b)(i) and Disposition Proceeds under SECTION 2.06(c)(i) to provide each Member with a 25% internal rate of return, calculated on an annual basis, on the Supplemental Contribution made by such Member from the date of the making of the Supplemental Contribution through the date such return is calculated with the first distributions being treated as return on capital. The foregoing amount is referred to herein as the "SUPPLEMENTAL CONTRIBUTION PREFERRED RETURN". For purposes hereof, the internal rate of return on the Supplemental Contributions shall be calculated by the Company's accountants, which calculations shall be final and conclusive, if made in good faith and without manifest arithmetic error.

                 (ii) SECOND LEVEL. After satisfaction of the Supplemental Contribution Preferred Return to Maguire Partners and Carlyle under SECTION 2.06(b)(i), the next available Net Receipts, up to a cumulative amount of $5,000,000 of Net Receipts under this SECTION 2.06(b)(ii) and Disposition Proceeds under SECTION 2.06(c)(ii), shall be distributed pari passu 80% to Carlyle and 20% to Maguire Partners. The allocation of Net Receipts under this SECTION 2.06(b)(ii) is referred to herein as the "$5,000,000 PREFERENCE".

                 (iii) THIRD LEVEL. The balance of the Net Receipts remaining, after the distributions under the First and Second Levels above, shall be distributed to the Members in proportion to their Percentage Interests.

                      All Net Receipts distributable to Carlyle 14 and Carlyle 15 pursuant to this SECTION 2.06(b) shall be distributed in the ratio of their Percentage Interests.

           (c) The Disposition Proceeds shall be distributed to the Members as follows:

                 (i) FIRST LEVEL. In the event distribution of Net Receipts previously made to the Members pursuant to SECTION 2.06(b)(i) hereof, plus the amount of the prior distributions of Disposition Proceeds pursuant to this First Level, shall be less than the Supplemental Contribution Preferred Return as of the date the current distribution of such Disposition Proceeds shall be made, then there shall first be distributed to Maguire Partners, on the one hand, and Carlyle, on the other hand, on an equal (50/50) basis, out of such Disposition Proceeds an amount equal to such deficiency.

                 (ii) SECOND LEVEL. After distribution of Disposition Proceeds as required by SECTION 2.06(c)(i), in the event the amount of distributions previously made to the Members pursuant to SECTION 2.06(b)(ii) hereof, plus the amount of distributions of Disposition Proceeds previously made pursuant to this Second Level, is, in the aggregate, less than the $5,000,000 Preference as of the date of the current distribution of such Disposition Proceeds being made, then there shall next be distributed an amount equal to such deficiency, on a pari passu basis, 80% to Carlyle and 20% to Maguire Partners out of such Disposition Proceeds.

                 (iii) THIRD LEVEL. The balance of the Disposition Proceeds remaining after the distributions under the First and Second Levels above shall be distributed to the Members in accordance with their respective Percentage Interests.

           The cash portion of the Members' share of Disposition Proceeds, together with all installments and payments of cash of or against any deferred portion of such Disposition Proceeds, shall be distributed in accordance with the levels provided above, with each person or entity entitled to payment under a level receiving the entire amount of such cash until the sum payable under such level shall have been discharged in cash.

      All Disposition Proceeds distributable to Carlyle 14 and Carlyle 15 pursuant to this SECTION 2.06(c) shall be distributed in the ratio of their Percentage Interests.

      2.07 RESERVES.

           (a) During the term of the Aetna Loan, and until the Aetna Loan is refinanced with a replacement loan that permits a greater reserve amount, the Company shall maintain a $3,000,000 Project Reserve for capital improvements and operating costs and a $250,000 working capital reserve in accordance with, and to the extent permitted by, the Modification Documents.

                 (i) At such time as the Company is no longer subject to the Modification Documents, the Company shall establish capital improvements and operating reserves as are determined from time to time with the Approval of the Management Committee.

           (b) The capital improvements and operating reserves established from time to time by the Company shall be used (A) to fund tenant improvements and leasing commissions with respect to space in the Building, (B) to pay operating deficits (including, but not limited to, any of the same resulting from the obligation to pay debt service) for any period after the date of this Agreement, (C) to fund any required capital improvements, and (D) to fund any obligations of the Company under leases of space assumed by the Company from persons who have become or may hereafter become tenants in the Building.

      2.08 RESERVED.

      2.09 ALLOCATIONS AMONG MEMBERS.

           (a)   All Operating Profit, Operating Loss, Disposition
Profits, Disposition Loss and tax credits shall be allocated to the Members as provided below in this SECTION 2.09.

           (b) The Operating Profit and Disposition Profit of the Company shall be allocated among the Members in the following order of priority:

                 (i) First, to the Members in proportion to, and in a cumulative amount equal to, the cumulative amount of Operating Loss and Disposition Loss previously allocated to the Members pursuant to SECTIONS 2.09(c)(ii), (iii) and (iv);

                 (ii) Second, to the Members in proportion to, and in a cumulative amount up to, the cumulative amount of Net Receipts and Disposition Proceeds distributed to the Members or to be distributed to the Members under SECTIONS 2.06(b)(i) and (ii) and 2.06(c)(i) and (ii), excluding any distribution of Net Receipts and Disposition Proceeds which represents a return of the capital contributions of such Members (including, for example, the return of the Supplemental Contributions as part of the Supplemental Contribution Preferred Return); and

                 (iii) Third, the balance of the Operating Profit and Disposition Profit in any fiscal year shall be allocated among the Members in proportion to their Percentage Interests.

           (c) The Operating Loss and Disposition Loss of the Company shall be allocated among the Members in the following order of priority:

                 (i) First, to the Members in proportion to, and in a cumulative amount equal to, the cumulative amount of Operating Profit and Disposition Profit previously allocated to the Members pursuant to SECTION 2.09(b)(iii) until the Adjusted Capital Account of each of the Members is reduced to the sum of (A) its share of the undistributed Supplemental Contribution Preferred Return and (B) its share of the undistributed $5,000,000 Preference;

                 (ii) Second, to the Members in proportion to the amounts required to be allocated pursuant to this SECTION 2.09(c)(ii), until the Adjusted Capital Account of each of the Members is reduced to its share of the undistributed Supplemental Contribution Preferred Return;

                 (iii) Third, to the Members in proportion to the amounts required to be allocated pursuant to this SECTION 2.09(c)(iii), until the Adjusted Capital Account of each of the Members is reduced to zero; and

                 (iv) Fourth, the balance of the Operating Loss and Disposition Loss in any fiscal year shall be allocated among the Members in proportion to their Percentage Interests.

                 (v)  Notwithstanding anything to the contrary in this
SECTION 2.09(c),

                      (A) Interest income recognized on any deferred purchase price obligation received in connection with a Disposition Event shall not be considered a part of Disposition Profit or Disposition Loss, as the case may be, and shall be allocated to the Member receiving the interest payment to which such income is attributable.

                      (B)   To the extent permitted by the applicable
Code provisions and Regulations, all Disposition Profit treated as ordinary income because it is attributable to the recapture of depreciation or cost recovery deductions shall be allocated among the Members in the same ratio as prior allocations to such Members of the depreciation or cost recovery deductions subject to recapture. The preceding sentence is intended merely to characterize the gain allocable to the Members, and shall not operate to increase or decrease the amount of Disposition Profit otherwise allocable to the Members under SECTION 2.09(c)(ii).

                 (vi) For purposes of making the allocations provided for in this SECTION 2.09, the Capital Account of each Member shall be determined as of the end of the fiscal year in which the Disposition Event occurred, after (x) crediting to such account all capital contributions made by the Members within 15 days after the close of the fiscal year, (y) debiting all distributions (whether of Net Receipts, Disposition Proceeds or liquidation proceeds) made or to be made to such Member, and (z) after crediting or debiting, as the case may be, such Member's share of the Operating Profit or Operating Loss for such fiscal year.

           (d)   TAX CREDITS

                 The Company's basis in any property qualifying for the investment tax credit shall be allocated among the Members in accordance with the manner in which they share Operating Profit at the time the property is first placed in service.

           (e)   SPECIAL ALLOCATIONS

                 Notwithstanding anything to the contrary in SUBSECTIONS
(b) through (d) of this SECTION 2.09:

                 (i)  QUALIFIED INCOME OFFSET.  If any Member
unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit in such Member's Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible. This SECTION 2.09(e)(i) is intended to constitute a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d)(3);

                 (ii) MINIMUM GAIN CHARGEBACK. If there is a net decrease in Company Minimum Gain during a fiscal year, each Member will be allocated, before any other allocation under this SECTION 2.09, items of income and gain for such fiscal year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member's share of the net decrease in Company Minimum Gain determined in accordance with Regulations Section 1.704-2(g)(2). This SECTION 2.09(e)(ii) is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulations Section 1.704-2(f);

                 (iii) MEMBER NONRECOURSE DEBT MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this SECTION 2.09, but except
SECTION 2.09(e)(ii), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This
SECTION 2.09(e)(iii) is intended to comply with the minimum gain chargeback requirement of that Section of the Regulations and shall be interpreted consistently therewith;

                 (iv) MEMBER NONRECOURSE DEDUCTIONS.  Any Member
Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears (or is deemed to bear) the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).

                 (v)  NON-RECOURSE DEDUCTIONS.  Any "Non-Recourse
Deductions" as defined in Regulations Section 1.704-2(c) for any fiscal year or other period shall be specially allocated as items of loss in the manner provided in Regulations Section 1.704-2(j)(1)(ii).

                 (vi) SPECIAL ALLOCATIONS. Any special allocations of Operating Profits and Disposition Profits pursuant to SECTIONS 2.09(e)(ii),
(iii) and (iv) shall be taken into account in computing subsequent allocations of Operating Profits and Disposition Profits pursuant to
SECTION 2.09(b) and (c), so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to this SECTION 2.09 shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this SECTION 2.09 if such special allocations had not occurred;

                 (vii) FEES TO MEMBERS OR AFFILIATES. In the event that any fees, interest, or other amounts paid to any Member or any affiliate thereof pursuant to this Agreement or any other agreement between the Company and any Member or affiliate thereof providing for the payment of such amount, and deducted by the Company in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the Company on its federal income tax return and are treated as Company distributions, then:

                      (a) the Operating Profits or Operating Loss, as the case may be, for the fiscal year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as Company distributions; and

                      (b) there shall be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to SECTION 2.09(b), an amount of gross income for the fiscal year equal to the amount of such fees, interest, or other amounts that are treated as Company distributions.

                 (viii) 704(C) ALLOCATION. Any item of income, gain, loss, and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated to such Member solely for income tax purposes in the manner so required or permitted. The accounting for SECTION 704(c) for each Member shall continue in the same manner as for the partners in the Partnership.

           (f)   ALLOCATION UPON CHANGE IN INTERESTS.

           The Company shall treat all transfers and acquisitions of any interest in the profits or losses of the Company that occur during the first 15 days of a month as occurring on the first day of the month, and shall treat all such transfers and acquisitions that occur after the 15th day of the month as occurring on the 16th day of the month, except that a daily allocation shall be made in the case of the acquisition or disposition of a Member's entire interest in the Company. For purposes of this subsection (f), the Company shall utilize the interim closing of the books method.

           (g)   ALLOCATIONS BETWEEN CARLYLE 14 AND CARLYLE 15.

           The Operating Profit and Operating Loss of the Company (and items of income and deduction entering into the calculation of Operating Profit or Operating Loss) which is allocated to Carlyle 14 and Carlyle 15 as aforesaid shall be allocated between Carlyle 14 and Carlyle 15, on a monthly basis, in such a manner that the cumulative allocations to Carlyle 14 and Carlyle 15 will be allocated 65% to Carlyle 15 and 35% to Carlyle 14.


           (h)   NON-RECOURSE LIABILITIES.

           The non-recourse liabilities of the Partnership, as defined in Regulations Section 1.752-1(a)(2) shall be allocated among the Members in accordance with Regulations Section 1.752-3(1)(1), (2) and (3).

      2.10 RESERVED.

      2.11 SPECIAL ASSETS.

           (a) Neither Carlyle 14 nor Carlyle 15 will have any interest in any of the Artwork described on EXHIBIT "B" hereto, any benefits therefrom to accrue to Maguire Partners; provided that if any such artwork shall hereafter be removed from its present location, Maguire Partners shall promptly replace any Artwork it causes or permits to be removed with other artwork comparable in size and appearance to that so removed, in compliance with any governmental requirements presently in effect and with all requirements in the Permitted Exceptions, Tenant Leases, Loan Documents and Continuing Contracts (as such terms are defined in that certain Agreement Re: Purchase and Sale of Partnership Interests among Maguire Partners, Carlyle and Crocker Properties, Inc. dated June 28, 1985) relating to artworks in or around the Building, and shall promptly restore and finish the Property to first-class condition after any such removal.

           (b) Maguire Partners shall have the right, on behalf of the Company, to covenant to the City of Los Angeles any and all "Excess Parking Capacity" (as hereinafter defined) in the Off-Site Parking Facility, pursuant to Section 12.26E5 of the Los Angeles Municipal Code, or any successor provision, for the benefit of any third party for the maintenance of off-street parking spaces for the construction, operation or other benefit of any other development projects or structures in the City of Los Angeles and to receive and own any consideration paid by third parties for such Excess Parking Capacity (all gain and income recognized by the Company for income tax purposes due to such consideration being allocated to Maguire Partners); provided, however, that no person shall be entitled to actually occupy parking spaces within the Off-Site Parking Facility without both obtaining the consent of the Company and paying to the Company the prevailing market rate for comparable parking rights in downtown Los Angeles, to which Carlyle 14 and Carlyle 15 will be entitled in accordance with their Company interests. As used herein, "Excess Parking Capacity" means that number of code compliance automobile parking spaces in the Off-Site Parking Facility equal to the excess, if any, of (a) the total number of code compliance automobile parking spaces in the Off-Site Parking Facility, over (b) the aggregate number of automobile parking spaces covenanted to the City of Los Angeles or otherwise restricted (including restrictions which are to become effective at some future date) so as to be unavailable for covenanting to the City of Los Angeles for the benefit of third parties.

      2.12 AETNA LOCKBOX. Notwithstanding anything to the contrary in this Agreement, all receipts and funds of the Company shall be subject to the terms, conditions and procedures of that certain Lockbox Agreement dated as of December 1, 1994, by and among the Partnership, Aetna and CB Commercial Real Estate Group, Inc. and of the Modification Documents so long as such agreements remain in force and effect.

3.    MANAGEMENT AND OPERATION.

      3.01 MANAGEMENT OF THE COMPANY.

           (a)   MANAGEMENT COMMITTEE.

                 (i) The overall management and control of the business and affairs of the Company shall be vested in a Management Committee, appointed as hereinafter provided in this SECTION 3.01, which shall be required to approve all decisions with respect to the management or control of the Company, except as otherwise expressly provided herein. Except where herein expressly provided to the contrary, all decisions with respect to the management and control of the Company that are "Approved by the Management Committee" shall be binding on the Company and all of its Members. The size of the Management Committee shall be determined by written approval of Members holding Percentage Interests in the Company equal to at least seventy-five percent (75%), and the members of the Management Committee shall be appointed by similar written approval and shall include at least one representative each for Maguire Partners, for Carlyle 14 and for Carlyle 15; provided, however, that the same person or persons may be designated as the representative or representatives of both Carlyle 14 and of Carlyle 15. The Company shall be a limited liability company managed by its Members for purposes of the Act. The number of representatives which each Member may have on the Management Committee shall in any event be subject to the written approval of each of the other Members other than a Member whose Percentage Interest in the Company shall at any time be equal to or less than twenty percent (20%). Each Member so entitled shall designate in writing from time to time its respective representatives on the Management Committee and an alternate.

                 Any action of the Management Committee shall require the written approval of the representatives on the Management Committee of all Members. Each such representative shall be fully authorized to provide any consent or approval which may be required hereunder of the Management Committee. No meeting of the Management Committee shall be held unless at least one representative of Maguire Partners and one representative of either Carlyle 14 or Carlyle 15 are present.

                 (ii) In the event that the Management Committee fails to take action on a Major Decision due to the inability of the representatives of Maguire Partners and Carlyle to agree on the action to be taken, then either Maguire Partners or Carlyle may give written notice (the "ARBITRATION NOTICE") to the other that such inability to agree poses significant risk to the successful operation of the Company (provided that no Member shall give an Arbitration Notice with respect to a proposed refinancing of the indebtedness on the Property that is not permitted by
SECTION 3.01(c)(ii) below) and thereupon the following actions shall be taken:

                      (aa) Within thirty (30) days after transmittal of such notice Maguire Partners and Carlyle shall each appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator. If only two arbitrators are appointed within the first ten (10) days of the initial thirty day period, then either Maguire Partners or Carlyle shall be entitled to apply to the presiding judge of the Superior Court of the County of Los Angeles for the selection of a third arbitrator who shall then participate in such arbitration proceedings, and who shall be selected from a list of four arbitrators possessing the qualifications set forth below two of which shall be submitted by Maguire Partners and two of which shall be submitted by Carlyle. Any arbitrator appointed pursuant to this
SECTION 3.01(a)(ii) shall be a qualified expert with generally recognized current competence in real estate development. In conducting their proceedings, the arbitrators shall be guided by the intention of the Members that the Project be constructed and operated as a high quality investment and building complex suitable for a corporate headquarters. Except as otherwise provided herein, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

                      (bb) Within fifteen (15) days of the date of selection of the last of the arbitrators to be selected by the foregoing procedure set forth in clause (aa), the arbitrators shall furnish Maguire Partners and Carlyle with written determination of a reasonable action to be taken on the Major Decision in question. Such written determination shall be signed by at least a majority of the arbitrators.

                      Either Maguire Partners or Carlyle shall have the right to disapprove the determination by the arbitrators by written notice to the other within ten (10) days after the delivery of the written determination. Failure to so disapprove the written determination shall constitute approval of the action on the Major Decision as set forth in the written determination.

                      (cc)  In the event either Maguire Partners or
Carlyle disapproves said written determination, then either Maguire Partners or Carlyle (hereinafter called the "INITIATING PARTNER") shall, by giving written notice to the other (hereinafter called the "RESPONDING PARTNER"), of its disapproval of said determination within said ten (10) day period be deemed to have initiated proceedings for the purchase or sale of its respective Percentage Interest in the Company as herein contemplated. If a majority of the arbitrators fail to deliver a written determination within the time period provided above, then either Maguire Partners or Carlyle as the Initiating Member may similarly give written notice to the other as the Responding Member of its election to initiate such proceedings. Within ten (10) days after the delivery of such notice to initiate such procedures, Maguire Partners and Carlyle shall take steps to have the Net Fair Market Value of the Company determined by appraisal as provided in SECTION 3.03(e) hereof or by agreement or by any other means or methods upon which they may from time to time agree. Within ten (10) days after receipt of the results of such appraisal, or other agreement upon or determination of such Net Fair Market Value, the Responding Member shall give written notice to the Initiating Member as to whether the Responding Member elects to sell its Percentage Interest in the Company to the Initiating Member at the Net Fair Market Value thereof as so determined or whether it elects to purchase the Percentage Interest in the Company of the Initiating Member at such Net Fair Market Value. All such notices to purchase when so delivered shall effect a binding agreement between Maguire Partners and Carlyle to purchase or sell its respective Percentage Interest in the Company to the other for cash as herein contemplated and such purchase or sale shall be consummated within the time period and in the manner contemplated in SECTION 3.03(d) hereof. Upon the delivery of such election to purchase or sell, the Member whose interest is to be purchased as herein contemplated shall cease to have a vote on the Management Committee unless and until the Member which is to purchase such interest shall default in its obligation to do so. If the Responding Member fails to exercise its election to purchase or sell within the time period provided, or if the Member which elects to purchase the Percentage Interest of the other Member as herein contemplated thereafter fails to consummate such purchase as herein contemplated, then the Initiating Member (in case of the Responding Member's failure) or the nondefaulting Member (in case of such failure of the Purchasing Member) as the case may be, shall have the right by giving written notice of its election to do so to purchase the Percentage Interest of such Responding Member or defaulting Member for cash within the time period and in the manner contemplated in SECTION 3.03(d) hereof. The price to be paid for the Percentage Interest to be so purchased shall equal that portion of the Net Fair Market Value of the assets of the Company which such selling Member would receive in the event of dissolution of the Company pursuant to SECTION 3.06(d).

                      (dd) Neither Carlyle 14 nor Carlyle 15 shall take any action pursuant to this SECTION 3.01(a)(ii) without the concurrence of the other.

           (b)   PROPERTY MANAGER.

                 (i) The Company shall have a manager (the "PROPERTY MANAGER") who shall be Maguire/Thomas Partners Development, Ltd., a California limited partnership. The Property Manager shall be responsible for the implementation of the decisions of the Management Committee and for conducting the ordinary and usual business and affairs of the Company as more fully set forth herein and in the Management Agreement referred to below. The Management Committee of the Company shall require that the Property Manager shall at all times conform to the policies and programs established by the Management Committee and that the scope of the Property Manager's authority shall be limited to said policies and programs. The acts of the Property Manager shall bind the Members and the Company only when within the scope of such Property Manager's authority. The Property Manager shall at all times be subject to the direction of the Management Committee, and the Management Committee shall require that the Property Manager shall keep such Management Committee informed as to all matters of concern to the Company.

             The duties, obligations and compensation of the Property Manager are set forth in the existing Property Management and Leasing Agreement between the Company and the Property Manager. The Property Manager may be another affiliate of Maguire Partners if Maguire/Thomas Partners-Development, Ltd. resigns for any reason. The Property Manager may, but is not obligated to, hire a professional building management firm to assist in carrying out the duties of the Property Manager, in which event such affiliate of Maguire Partners shall receive such compensation, if any, for performing the duties of the Property Manager as may be Approved by the Management Committee. The Property Manager may, with the Approval of the Management Committee, be terminated as the Property Manager with or without cause as provided in the Management Agreement; provided that if an affiliate of Maguire Partners is acting as the Property Manager, Carlyle 14 and Carlyle 15 may, with cause, terminate its employment as the Property Manager and may, with or without cause, terminate the employment of any professional building management firm employed by Maguire Partners to assist it as aforesaid. In the event that the Management Committee cannot agree upon the appointment of any successor Property Manager within thirty (30) days after the termination or removal of such Property Manager, then within thirty (30) days after the expiration of said thirty (30) day period, Maguire Partners may deliver to the other Members a written statement setting forth the names of three responsible parties experienced in the management of real estate who would be acceptable to Maguire Partners as the Property Manager and the terms and conditions under which such parties would act as the Property Manager. Within thirty (30) days after receipt of such statement, the other Members shall give Maguire Partners a joint written notice setting forth the name of the party out of such three parties which they select to act as the Property Manager. In the event that Maguire Partners fails to provide the other Members with the written statement of three responsible parties referred to above within the required thirty (30) day period, the other Members may proceed jointly to select a Property Manager and give Maguire Partners notice of such selection. In the event that Maguire Partners gives the aforesaid written statement as provided above and the other Members do not give to Maguire Partners the joint written notice setting forth the name of the party selected as Property Manager within the aforesaid thirty (30) days, Maguire Partners may select the Property Manager from the list and give the other Member notice of its selection. Upon receipt of notice from the other Members, or from Maguire Partners, as the case may be, all parties hereto shall execute such documents and do such other acts as may be required to appoint such party as the Property Manager and enable such party to act as the Property Manager. Subject to the Approval of the Management Committee, the Property Manager being removed or terminated shall continue to serve as such until the successor Property Manager as provided herein has been selected. During any period of time in which there shall not be a Property Manager actively serving in such a capacity, the Management Committee shall carry out all responsibilities of the Property Manager hereunder and under the Management Agreement.

                 (iii) Not less often than once each fiscal year, the Property Manager shall prepare and submit to the Management Committee for its consideration an Operating Budget setting forth the estimated receipts and expenditures (capital, operating and other) of the Company for the forthcoming year, which Operating Budget shall be submitted to the Management Committee at least sixty (60) days prior to the commencement of each fiscal year of the Company. The Management Committee shall review and adjust the Operating Budget on a quarterly basis. The Operating Budget as so reviewed shall provide sufficient funds for the operation of the Project, so as to permit operation of the Project in a manner consistent with that for the operation of a first-class office building. When Approved by the Management Committee, the Property Manager shall implement the Operating Budget and shall be authorized, without the need for further Approval by the Management Committee, to make the expenditures and incur the obligations provided for in such Operating Budget.

                  (iv)Maguire/Thomas Partners Development, Ltd. ("MTP-D") has entered into a letter agreement with Carlyle dated of even date herewith re: Maguire Thomas Partners-South Tower, LLC- Manager's Payment (the "LETTER AGREEMENT"). Pursuant to the Letter Agreement, MTP-D is obligated to pay the Manager's Payment, as defined therein, to Carlyle in monthly installments on the terms and conditions specified in the Letter Agreement. Maguire Partners agrees that if MTP-D fails to pay any installment of the Manager's Payment when due and payable to Carlyle under the Letter Agreement, and if Carlyle notifies MTP-D of such default and such default remains uncured for at least 10 days after such notice (a copy of which shall also be given to Maguire Partners), then Maguire Partners shall cause the delinquent installment of Manager's Payment to be paid by Maguire/Thomas Partners Development, Ltd. to Carlyle in accordance with the Letter Agreement within 15 days after such notice of default from Carlyle. If Maguire Partners fails to cause such payment to be made as required by the preceding sentence, then Carlyle may take whatever action Carlyle deems appropriate to enforce its rights under the Letter Agreement or hereunder, in its own name or in the name of the Company, to the Manager's Payment and may invoke the procedures of SECTION 3.06 hereof with respect to such default of Maguire Partners.

                 (1) Notwithstanding anything in this Agreement to the contrary, Maguire Partners shall not be entitled to receive, or have an interest in, any Net Receipts or other distributions under this Agreement, in the event Maguire Partners is in default under this SECTION 3.03(b)(iv) except to the extent the Net Receipts or other distributions hereunder otherwise distributable to Maguire Partners exceed any amount for which Maguire Partners is obligated to Carlyle pursuant to this SECTION 3.03(b)(iv) ("MAGUIRE PARTNERS' OBLIGATION"). Any Net Receipts or other distributions hereunder which, but for the preceding sentence, would be distributed to Maguire Partners, shall be held by the Company and applied by it to pay the Maguire Partners' Obligation by payment to Carlyle. Any amount held by the Company on account of such Maguire Partners' Obligation shall be deemed to be a distribution to Maguire Partners (followed by a payment by Maguire Partners on account of the Maguire Partners' Obligation), shall reduce the amount otherwise distributable to Maguire Partners pursuant to this Agreement, shall reduce the Capital Account of Maguire Partners and shall reduce the amount of the Maguire Partners' Obligation.

                 (2) Maguire Partners waives: (a) any defense based upon any legal disability to enter into the Letter Agreement or other defense of MTP-D; (b) any defense based on any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of MTP-D or any principal of MTP-D, or any defect in the formation of MTP-D or any principal of MTP-D; (c) any and all rights and defenses arising out of an election of remedies by Carlyle, even though that election of remedies has destroyed Maguire Partners' rights of subrogation and reimbursement against the principal; (d) any defense based upon Carlyle's failure to disclose to Maguire Partners any information concerning MTP-D's financial condition or any other circumstances bearing on MTP-D's ability to perform its obligations the Letter Agreement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any respects more burdensome than that of a principal; (f) any defense based upon Carlyle's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (g) any defense based upon any borrowing or any grant of a security interest under
Section 364 of the Federal Bankruptcy Code; (h) any right of subrogation, any right to enforce any remedy which Carlyle may have against MTP-D and any right to participate in, or benefit from, any security for the Letter Agreement now or hereafter held by Carlyle; and (i) presentment, demand, protect and notice of any kind. Maguire Partners agrees that payment or performance of any act which tolls any statute of limitations applicable to the Letter Agreement shall similarly operate to toll the statute of limitations applicable to Maguire Partners' liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, Maguire Partners expressly waives, to the extent permitted by law, any and all rights and defenses which might otherwise be available to Maguire Partners under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or any of such sections.

           (c) APPROVAL OF MAJOR DECISIONS.

           Except for matters that the Property Manager may be specifically authorized to do pursuant to SECTION 3.01(b) above, no act shall be taken, sum expended, decision made or obligation incurred by the Company, the Management Committee, the Property Manager, or any Member with respect to any matter relating to the management or control of the Company and each of the major decisions enumerated below (the "MAJOR DECISIONS"), unless and until each such decision has been Approved by the Management Committee. The Major Decisions shall include:

                 (i)        Acquisition of any land or other real
property or interest therein.

                 (ii)       Financing or refinancing of the Company
assets, including without limitation, the financing of the acquisition of any property of the Company, interim and long-term financing or refinancing of the Project, and financing operations of the Company; provided, however, the Members hereby agree that when the present Aetna Loan (as extended by the Modification Documents) shall mature, they shall accept in replacement thereof a new mortgage loan in the maximum amount reasonably practicable having a due date not earlier than 10 years and bearing interest without any participation or accruals and otherwise at a market rate of interest and points (which shall not be in excess of the rate of interest and fees that would be charged on a loan with similar terms but in an amount equal to the then outstanding balance of the Aetna Loan) and on market terms and conditions. The Members hereby approve the Permanent Financing Guidelines attached hereto as EXHIBIT "D".

                 (iii)Mortgaging or the placing or suffering of any encumbrance on any of the Property owned or operated by the Company, including the Improvements thereon; provided, however, that the Property may be mortgaged to secure a replacement loan described in clause (ii) above or a second mortgage not in excess of $500,000 (if permitted by the holder of the first mortgage).

                 (iv) Approval of the form or forms of leases and adoption of the terms, conditions and standards (the "LEASE GUIDELINES") for the leasing of space within any of the Improvements owned or operated by the Company. The Property Manager shall be authorized to negotiate and execute, on behalf of the Company, leases of such space within the lease guidelines.

                 (v) Execution of any lease or other arrangement involving the rental, use or occupancy of space in any of the Improvements owned or operated by the Company, if such lease or other arrangement provides for terms, conditions or standards more favorable to the lessee than those contained in the lease guidelines or otherwise materially varies from the approved lease guidelines or from the lease forms previously Approved by the Management Committee. Leases of space in the Building shall be effected by the Property Manager pursuant to a standard form of building lease which shall be Approved in advance by the Management Committee. The financial responsibility of each prospective tenant in the Building and such tenant's compatibility with the general use of the Building as contemplated herein, and any deviation in terms of the lease to any prospective tenant including, without limitation, terms as to base rental, tenants' standard improvements or otherwise, shall be Approved by the Management Committee.

                 (vi) Termination or modification of any lease or other arrangement involving the rental, use or occupancy of space in any of the Improvements owned or operated by the Company, if such lease or other arrangement was required to be Approved by the Management Committee pursuant hereto or if such modification would result in a modified lease or other arrangement which would, if it were a new lease, be required to be Approved by the Management Committee pursuant hereto.

                 (vii)Construction of any Improvements or the making of any capital improvements, repairs, alterations or changes in, to or of that portion of the Project owned or operated by the Company in an amount which exceeds the limitations in clause (xiii) below, except for such matters as may be expressly delegated in writing to the Property Manager by the Management Committee. As used in this clause (vii), the term "capital improvement" does not include any tenant improvements for any one tenant which do not exceed $45 per square foot (exclusive of improvements paid for by the tenant or amortized by payments made over the term of the lease).

                 (viii)     Selecting or varying depreciation and
accounting methods and making other decisions with respect to treatment of various transactions for state or federal income tax purposes or other financial purposes.

                 (ix)       Approval of all construction and
architectural contracts and all architectural plans, specifications, and drawings prior to the construction and/or alteration of improvements on the Property, and any modifications of such contracts, plans, specifications and drawings, except for such matters as may be expressly delegated in writing to the Property Manager by the Management Committee.

                 (x) Varying or changing any portion of the insurance program set forth in the insurance schedule attached hereto as EXHIBIT "E".

                 (xi) Determining whether distributions should be made to the Members, except as otherwise set forth in SECTIONS 2.06, 2.07 and 2.08 hereof.

                 (xii)Approving the Operating Budget pursuant to SECTION 3.01(b)(iii) hereof.

                 (xiii) Making any expenditure or incurring any obligation by or on behalf of the Company involving a sum in excess of $10,000 or involving a sum of less than $5,000 where the same relates to a component part of work, the combined cost of which in any one fiscal year exceeds $100,000, except for expenditures made and obligations incurred pursuant to and specifically set forth in an Operating Budget theretofore Approved by the Management Committee or expressly provided for in this Agreement.

                 (xiv)Making any expenditure or incurring an obligation which when added to any other expenditure for the fiscal year of the Company exceeds the Operating Budget or any line item specified in the Operating Budget.

                 (xv) Preparation and release of all promotional and advertising material relating to the Project or concerning the Company, including without limitation, press releases.

                 (xvi)Selection or termination or removal of the Property Manager (as contemplated in SECTION 3.01(d) hereof).

                 (xvii) Retention of counsel for the Company or institution of any legal action, except for such action as the Management Committee may in writing expressly authorize the Property Manager to institute;

                 (xviii)    Declaring the existence of a Capital
Shortfall for purposes of SECTION 2.05; or

                 (xix)Any other decision or action which by any provision of this Agreement is required to be Approved by the Management Committee or which is not contemplated by the foregoing clauses (i) through (xviii) and which materially affects the Company or the assets or operations thereof.

           Notwithstanding the foregoing, any sale or other disposition of all or substantially all of the assets of the Company shall require the written consent of Members holding at least 75% of the Percentage Interests in the Company.

           (d)   LIMITATIONS ON AUTHORITY.

           Any provisions hereof to the contrary notwithstanding, except for expenditures made and obligations incurred that were previously Approved by the Management Committee or incurred pursuant to a Operating Budget Approved by the Management Committee, or otherwise not required to be approved by the Management Committee, the Property Manager shall not have any authority to make any expenditure or incur any obligation on behalf of the Company. The Property Manager shall not expend more than what the Property Manager in good faith believes to be the fair and reasonable market value at the time and place of delivery or performance for any goods purchased or services engaged on behalf of the Company. The rights and obligations of the Property Manager under this Agreement and the Management Agreement shall not be assignable voluntarily or by operation of law by the Property Manager without the prior written Approval of the Management Committee. None of the Members shall, without the consent of the other Members, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for (i) actions expressly provided for in this Agreement,
(ii) actions by the Property Manager within the scope of its authority granted hereunder, and (iii) actions authorized by the Members in the manner set forth herein. Each Member shall indemnify and hold harmless the other Members and their affiliates, directors and officers from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and costs and expenses (including but not limited to reasonable attorneys' fees) arising directly or indirectly in whole or in part out of any breach of the foregoing provisions by such Member or its affiliates, officers, agents or employees.

           TIME DEVOTED TO THE COMPANY.

           The Members shall each devote such time to the Company as is reasonably necessary to carry out the provisions of this Agreement. Except as may otherwise be expressly provided for herein or hereafter may be Approved by the Management Committee, no payment shall be made by the Company to any Member for the services of such Member or any member, shareholder, director or employee of any such Member. Any such payments shall not exceed the fair market value of such services.

           (f)   TRANSACTIONS WITH RELATED PERSONS.

           The Property Manager shall not knowingly enter into any agreement or other arrangement for the furnishing to or by the Company of goods or services with any Person related to or affiliated with the Property Manager or any Member unless such agreement or arrangement has been Approved by the Management Committee. Such agreement or other arrangement shall provide for payments to any such Persons not exceeding the fair market value of the goods or services supplied. By way of illustration and not as a limitation on the scope of the phrase "related to or affiliated with," for the purposes of this Subsection (g), the following Persons shall be deemed to be "related to or affiliated with" the Property Manager or a Member:

                 (i) Any Owning Person, which shall mean a Person owning directly or indirectly more than five percent (5%) of the issued and outstanding stock of, or more than a five percent (5%) beneficial interest in, the Property Manager or any Member;

                 (ii) Any Owned Person, which shall mean a Person more than five percent (5%) of the issued and outstanding stock of which, or more than a five percent (5%) beneficial interest in which, is owned directly or indirectly by the Property Manager or any Member;

                 (iii)Any Affiliated Person, which shall mean (x) a Person more than five percent (5%) of the issued and outstanding stock of which, or more than a five percent (5%) beneficial interest in which, is owned by an Owning Person or an Owned Person, and (y) a Person which owns more than five percent (5%) of the issued and outstanding stock of, or more than a five percent (5%) beneficial interest in, any Owning Person or any Owned Person; and

                 (iv) Any agent, officer, director, employee or partner (or any member of the family of an agent, officer, director, employee, or partner) of the Property Manager, any Member, any Owning Person, any Owned Person, or any Affiliated Person.

           (g)   OTHER INTERESTS OF MEMBERS.

           Each of the Members understands that the other Members or their affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Company. Each Member also understands that the conduct of the business of the Company may involve business dealings with such other businesses or undertakings. The Members hereby agree that the creation of the Company and the assumption by each of the Members of their duties hereunder shall be without prejudice to their rights (or the rights of their affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights he or it might otherwise have to share or participate in such other interests or activities of the other Members or their affiliates. The Members or any of them, may engage in or possess any interest in any other business venture of any nature or description independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, or development of real property and neither the Company nor any other Member shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom. Each Member shall give notice to the other Members of its interest, or the interest of any of its affiliates, in any other business or undertaking which proposes to enter into any business transactions with the Company.

      3.02 ACCOUNTING, TAX ELECTIONS AND RELATED MATTERS.

           (a) At all times during the existence of the Company, the Company shall cause the Property Manager, at the Company's expense, to maintain accurate books and records of account in which shall be entered all matters relating to the Company, including all income, expenditures, assets and liabilities thereof. Such books and records of account shall be maintained on the accrual basis in accordance with the tax accounting method used in filings of Federal income tax returns. The Company will elect and use the accrual method of accounting for the Federal and state returns of income of the Company unless otherwise changed pursuant to
SECTION 3.01(c). The Company will make available adequate information to provide any Member with all financial information as may be needed for any Member or an affiliate of any Member for purposes of satisfying the financial and tax reporting obligations of any Member or its respective affiliate or affiliates. Each Member shall be entitled to any additional information with respect to the Company as the Member's individual needs may dictate, provided that the cost of providing such information shall be borne solely by the Member so requesting such additional information.

           (b) The Company's books and records of account shall be kept and maintained at all times at the place or places Approved by the Management Committee. Each Member, and its authorized representatives, including, without limitation, such Member's lenders upon the request of such Member, and any supervisory or regulatory authority which has oversight over any Member or its lenders (through its representatives) shall have the right to inspect, examine and copy the books, records, files, securities, and other documents of the Company at all reasonable times including, without limitation, the leases of the Property and all correspondence concerning such leases. Said supervisory and regulatory authorities shall also have the right in connection with an examination of the Company activities, to examine any other Person (including, but without limitation, the Property Manager) and the employees of such other Person having custody or control of the Company documents with respect to such documents.

           (c) The fiscal year of the Company shall end on December 31st of each year, unless otherwise changed pursuant to SECTION 3.01(c).

           (d) (i) The Property Manager shall cause the accountants employed by the Company to prepare a balance sheet of the Company as of the last day of each month of each fiscal year, and an income and Net Cash Flow statement for each month for each fiscal year. Such statements shall be certified by an officer of the Property Manager, and copies shall be furnished to each of the Members within ten (10) days after the end of each month to the extent feasible. An annual statement of financial condition of the Company and Income and Net Cash Flow statements (unaudited) shall to the extent feasible be furnished to each of the Members within sixty (60) days after the close of the fiscal year.

                 (ii) The records and accounts of the Company shall be audited annually by Arthur Andersen & Co. or other nationally recognized firm of independent certified public accountants Approved by the Management Committee, who shall render their opinion on the statement of financial condition of the Company as of the end of each fiscal year and the results of its operations, changes in its financial condition and its income and Net Cash Flow for each fiscal year. Such firm shall also render its opinion on the Net Cash Flow computations made by the accountants for the Company and certify that the distributions thereof are made in accordance with SECTION 2.06 of this Agreement.

           (e) Funds of the Company shall be deposited in an account or accounts of a type in form and name and in a bank or banks Approved by the Management Committee. Withdrawals from bank accounts shall be made by parties Approved by the Management Committee.

           (f) All accounting decisions for the Company (other than those specifically provided for elsewhere in this SECTION 3.02) shall be Approved by the Management Committee and shall be in accordance with generally accepted accounting principles.

           (g) Federal, state and local income tax returns of the Company shall be prepared by the independent auditors. Copies of all tax returns of the Company shall be furnished for review and Approved by the Management Committee at least thirty (30) days prior to the statutory date for filing, including extensions thereof, if any.

           (h) Each item of income, gain, loss, deduction, or credit earned, realized or available by or to the Company shall be allocated to the Members for federal and state income tax purposes in accordance with
SECTION 2.09 hereof; provided, however, that, subject to the provisions of
SECTION 2.09(f) hereof, under no circumstances shall any item of expense or deduction attributable to the period prior to the date of admission of a Member be allocated to such Member, even if actually paid in a subsequent period. The Company shall make the election under Section 754 of the Internal Revenue Code (and under the corresponding section of state or local law) at the request of any Member, or if otherwise Approved by the Management Committee, with respect to any Company Interest in the Company to which Section 754 applies. The Company shall make such other tax decisions and elections as are set forth on EXHIBIT "F" hereto. Tax decisions and elections for the Company not provided for expressly herein or on said EXHIBIT "F" must be Approved by the Management Committee. All information relating to depreciation, including method, useful lives and asset amount, shall be furnished to each Member in sufficient detail and with such promptness as to permit compliance with requirements of any applicable supervising or regulatory authority.

                 (i) The Members shall jointly represent the interests of the Company before the Internal Revenue Service and, for purposes of notice to the Company, Carlyle 15 shall be designated the Tax Matters Partner or Member (as defined in Section 6231(a)(7) of the Code). Carlyle 15 shall not make any commitment or agreement binding on the Company, as such Tax Matters Member, without the approval of all Members and shall fulfill all of the duties and obligations of the Tax Matters Member as set forth in the Code and any Regulations promulgated in connection therewith, including, without limitation, transmitting to Members copies of all notices and information the Tax Matters Member from the Secretary (as defined in Section 7701(a)(11) of the Code ("SECRETARY")) immediately after receipt thereof, providing the Secretary sufficient information to enable the Secretary to provide proper notice to each Member of any administrative proceeding with respect to the Company or the Members (as specified in Sections 6223(a) and (c) of the Code) and notice to the other Members of the terms and conditions of any settlement entered into between it and the Secretary within thirty (30) days of the date of such settlement. In addition, the Tax Matters Member shall:

                      (1)   Ensure that each other Member is
a Notice Partner or Member (as defined in Section 6231(a)(8) of the Code) at all times with respect to the Company;

                      (2)   In the event registration of the
Company is required under the provisions of Section 6111 of the Code, following the providing to the Tax Matters Member by the other Members of all information required to be submitted with or in connection with such registration, promptly register the Company with the Secretary and submit complete and accurate information in connection therewith; timely furnish to each Member the identification number assigned by the Secretary to the Company in connection with any such registration; and

                      (3)   Indemnify and hold each other
Member and the Company harmless from and against any penalty or other liability that may be imposed upon each other Member or the Company under the provisions of Section 6707 or any other provision of the Code by reason of any failure of the Tax Matters Member to comply promptly and fully with the obligations imposed upon it under this SECTION 3.02(i).

           (j) All Fixed Rate Interest accruing on the Aetna Loan (excluding any Participation Interest, as defined in the Modification Documents) after the date hereof shall be paid by the Company on a current basis and shall not be deferred.

      3.03 SALE, TRANSFER OR MORTGAGE OF INTERESTS IN THE COMPANY.

           (a) Except as expressly permitted herein, no Member shall, voluntarily or by operation of law, sell, assign, transfer, mortgage, charge or otherwise encumber, or permit any third party to sell, assign, transfer, mortgage, charge or otherwise encumber (herein sometimes collectively called a "TRANSFER"), either directly or indirectly, any part or all of its Company interest without the written consent of all Members and any attempt to do so shall be void unless such transfer is made in accordance with the provisions of SECTION 3.03(b) provided that the foregoing shall not preclude a Member from granting to a Financial Institution as security for or in connection with a loan the right to receive part of all of the distributions to which such Member is or may become entitled under this Agreement. In order to effectuate the purpose of this SECTION 3.03, each Member agrees to transfer its interest in the Company only through a direct transfer of such interest in the manner contemplated in this SECTION 3.03, and that no transfer of any stock or partnership or other beneficial interest in Carlyle, Maguire Partners or other corporation, partnership or other Person which holds an interest in the Company will be effective; provided, however, that the foregoing is not intended to prohibit sales or transfers of stock of publicly traded companies or the sale or transfer of limited partnership interests in Carlyle. Nothing contained in this SECTION 3.03 (other than the provisions of SECTION 3.03(g) hereof) or in any other provision of this Agreement shall preclude Carlyle or Maguire Partners from granting a security interest in or encumbering its Company interest to another Member or to a bank, savings and loan association, insurance company or other financial institution having a net worth of at least $100 million (a "FINANCIAL INSTITUTION"), provided that such Financial Institution agrees to give the other Members written notice of any default under such security interest or encumbrance and grant to such Members for a period of 30 days after such notice the right to cure such default or pay the entire balance due on such loan and obtain the rights of such lender under such security interest or encumbrance and provided further that such security interest or encumbrance shall not secure any loan or obligation of a Member which is in excess of 40% of the value of the Members' interest in the Company.

                 No change in a Percentage Interest pursuant to SECTION
2.05 will be deemed a transfer pursuant to this SECTION 3.03.

           (b) Except for any transfer of a Company Interest which is not prohibited by SUBSECTION 3.03(a) above, if any Member proposes to transfer all or any portion of its Company Interest (such Member being hereinafter called the "OFFEROR"), such Member shall give notice ("THE OFFERING NOTICE") to the other Members (each such Member or group of Members receiving the Offering Notice being hereinafter referred to as the "OFFEREES") of the terms upon which the Offeror proposes to transfer the Company Interest and a list of potential transferees, whereupon the following provisions shall apply:

                 (i)  In the Offering Notice, the Offeror shall offer
(the "SALE OFFER") to the Offerees the right to purchase all and not less than all of the Company Interest of the Offeror referred to in said Offering Notice (which may be less than the Offeror's entire Percentage Interest in the Company), at the same price and subject to the same terms and conditions as set forth in said Offering Notice. The Offerees shall jointly have the first right to purchase proportionate shares of the Offeror's entire Company Interest so proposed to be sold or transferred; provided, however, that if any Offeree does not elect to purchase its full proportionate share of the Offeror's Company Interest, the other Offerees may elect to purchase proportionately the balance of said Offeror's Company Interest so proposed to be sold or transferred. The Offerees shall notify the Offeror of their election within thirty (30) days of the date of receipt of the Offering Notice. The proportionate shares of each electing Offerees shall be based on the ratio which its respective Percentage Interest in the Company bears to the aggregate Percentage Interests of all electing Offerees.

                 (ii) If the Sale Offer is accepted by one or more of the Offerees, and notice in writing is given within the period specified in subsection (i) above, the Offeror shall thereupon be bound to sell to the Offeree or Offerees and the Offerees shall be bound to purchase the Company Interest referred to in the Sale Offer in accordance with the terms of such Sale Offer. The purchase shall be closed in accordance with SECTION 3.03(d) below.

                 (iii) If no Offerees have accepted the Sale Offer as provided in subsection (i) above within the time limits referred to therein, the Sale Offer shall be deemed to have been declined by the Offerees and the Offeror shall be free to sell that portion of its Company Interest described in the Offering Notice at a price and upon terms and conditions not less favorable to the Offeror than those set forth in the Offering Notice and which complies with subsection (iv) below (but no such sale shall be made at a price less than the price or on terms and conditions less favorable to the Offeror than those set forth in the Offering Notice without first sending the Offerees the new Offering Notice at the changed price and on any such changed terms and conditions, in which event the Offerees shall have a further period in which to elect to purchase at the new price or on the changed terms and conditions as aforesaid, said further period to be ten (10) business days in the case of a proposed sale at a changed price which is not less than 95% of the price and is otherwise on terms and conditions not less favorable to the Offeror than as set forth in the Offering Notice (and thirty (30) days in all other instances) and all rights of the Offerees under this Section with respect to such sale only shall be deemed void and of no further force or effect, but the Offerees shall continue to enjoy the rights granted in this subsection with respect to any and all subsequent sales of the same or any other Company Interest. If in any instance the Offerees elect not to exercise their rights hereunder or to waive such rights, such election shall not constitute a waiver of the Offerees' right to an Offering Notice in the case of any subsequent sale. If such Company Interest is not so sold and the transfer not consummated within one hundred twenty (120) days from the expiration of the time limits referred to in subsection (i), the relevant Company Interest shall again become subject to all the provisions of this SECTION 3.03.

                 (iv) The Offeror shall not be entitled to consummate a sale pursuant to Clause (iii) above unless the following additional conditions have been satisfied:

                      (aa) The purchaser of the interest in the Company proposed to be sold is one of the proposed transferees identified in the Offering Notice;

                      (bb) The proposed purchase price is payable solely in lawful money of the United States or in any equivalent foreign currency, and if not payable in its entirety in cash, under no circumstances may payment of the non-cash portion of the proposed purchase price be secured by any charge, encumbrance or hypothecation of the interest in the Company except to the selling Member with a provision that the selling Member may not discount or otherwise transfer the obligation and the security interest in the Company interest to any other Person. The holder of such charge, encumbrance or hypothecation shall be subject to the provisions of this
SECTION 3.03 in connection with any disposition of such Company Interest.

                      (cc) The offer contains provisions whereby the purchaser is obligated to comply with the provisions of SECTION 3.03(d) hereof;

                      (dd) The purchaser is not an agent acting on behalf of an undisclosed principal; and

                      (ee)  The Offeror shall not have caused or
permitted an Event of Default under Section 3.06 hereof; provided, however, that if following the occurrence of an Event of Default under SECTION 3.06 hereof on the part of the Offeror the Non-Defaulting Members (as defined in SECTION 3.06) do not exercise any rights under SECTION 3.06 hereof to acquire the Offeror's Company Interest within the time period therein set forth, the Offeror may proceed to exercise its rights under this subsection
(a) with the same force and effect as if the Offeror had not caused or permitted any Event of Default under SECTION 3.06 hereof.

           (c) In the event of any attempted transfer of any part of a Company Interest as a result of the involuntary dissolution of a Member or any attempted transfer otherwise by operation of law, the other Members of the Company shall have the right to purchase the entire interest of such dissolved or bankrupt Member in the Company for a total price equal to that portion of the Net Fair Market Value of the assets of the Company which such dissolved or bankrupt Member would receive in the event of dissolution of the Company pursuant to SECTION 3.06(d). In such event the other Members shall jointly have the first right to purchase proportionate shares of such dissolved or bankrupt Member's entire interest; provided, however, that if any such other Member does not elect to purchase his full proportionate share thereof, then the remaining Members may elect to purchase proportionately the balance thereof. The other Members shall notify the duly appointed representative of the dissolved or bankrupt Member of their election within sixty (60) days of receipt of the appraisal made pursuant to SECTION 3.03(e) hereof, and failure to give such notice of election within said period shall be deemed to be an election not to purchase the interest of such dissolved or bankrupt Member's interest. The proportionate shares of the other Members shall be based on the ratio which their respective Percentage Interests in the Company bear to the aggregate Percentage Interests of all other Members exercising rights in the same manner. If none of the other Members elects to so purchase, or if following an election by one or more other Members to so purchase, no other Member is ready and willing to consummate the purchase of the entire interest of the dissolved or bankrupt Member, the personal representative of such Member may forthwith commence proceedings for dissolution of the Company. Anything hereinabove contained in this SECTION 3.03(c) to the contrary notwithstanding, in the event that any transfer by operation of law of all or any portion of the Percentage Interest of Maguire Partners occurs as a result of the death of Maguire or the dissolution of Maguire's marriage, the other Members shall have no right under this SECTION 3.03(c) or any other section of this Agreement, to purchase any portion of the Percentage Interest of Maguire Partners which is retained by Maguire Partners. Furthermore, in said event, Maguire Partners shall for a period of 180 days after the occurrence of such death or dissolution, be entitled to seek a purchaser for the portion of its Percentage Interest so transferred, including the entire Percentage Interest if so transferred, pursuant to the provisions of SECTION 3.03(b) hereof. If no sale offer is made pursuant to SECTION 3.03(b) within said 180 days, then the provisions of this SECTION 3.03(c) shall become effective as to any portion of the Percentage Interest so transferred.

           (d) The closing of any sale of an interest in the Company pursuant to this SECTION 3.03 (the "CLOSING") shall be held at a mutually acceptable place on a mutually acceptable date not more than 120 days after
(i) receipt by the Offeror of the written notices of election by the Offerees or after the expiration of the time within which the Offerees must so elect as provided in SECTION 3.03(b) above or (ii) receipt by the representative of a dissolved or bankrupt Member of written notice or notices of election as provided in SECTION 3.03(c) above. Any Member transferring its interest shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such interest to the acquiring Members including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release any interest of a Member's spouse or any other party who may claim an interest in such Member's Company Interest. As of the effective date of any transfer not prohibited hereunder by a Member of its entire interest in the Company, such Member's rights and obligations hereunder shall terminate except as to items accrued and any liability for damages as of such date and except as to any indemnity obligations of such Member expressly provided for in this Agreement attributable to acts or events occurring prior to such date and, as to Maguire or Maguire Partners, as the case may be, any obligations assumed under the DDA. Thereupon, except as limited by the preceding sentence, this Agreement shall terminate as to the transferring Member but shall remain in effect as to the other Members. In the event that pursuant to the provisions of this SECTION 3.03, any Member (the "TRANSFEROR") shall transfer its Company Interest to any person or entity other than the other Members ("TRANSFEREE"), no such transfer shall be made or shall be effective to make such Transferee a Member (limited or general) or entitle such Transferee to any benefits or rights hereunder until the proposed Transferee enters into a written agreement with the other Members whereby the Transferee agrees to assume and be bound by all the obligations of the Transferor and be subject to all the restrictions to which the Transferor is subject under the terms of this Agreement and any further agreement with respect to the Project to which the Transferor is then subject or is then required to be a party.

           (e) Whenever provision is made herein for the purchase of an interest in the Company or for other valuation by appraisal, the value of such interest in the Company shall be determined as follows: Except as otherwise agreed by the Member whose interest is to be transferred (the "TRANSFEROR") and the Members who are to acquire such interest (the "TRANSFEREE"), the Transferor and the Transferee shall within twenty (20) days after the date on which the appraisal procedure is invoked as provided in this Agreement, each appoint a recognized real estate expert who shall have generally recognized current competence in the valuation of properties similar to the Company assets which are located in Los Angeles, California.

The two appraisers so appointed shall appoint a third recognized real estate expert possessing the aforesaid qualifications. If the three appraisers to be so appointed are not appointed within thirty (30) days of the date the appraisal procedure is invoked as provided in this Agreement, then the appraiser or appraisers, if any, who have been selected shall proceed to carry out the appraisal. The appraiser or appraisers so selected shall furnish the Members with a written appraisal within forty-five (45) days of the date of selection of the last of the appraisers to be so selected, setting forth the Net Fair Market Value of the Company as of the date as of which the appraisal is to be made as provided in this Agreement or if not otherwise so provided, then as of a date within thirty
(30) days of the date of their report. Any appraisal report so submitted shall be signed by a majority of the appraisers if more than two have been selected. If only two appraisers have been selected and they are unable to agree, then either the Transferor or the Transferee shall be entitled to apply to the presiding judge of the Superior Court of the County of Los Angeles for the selection of a third appraiser who shall then participate in such appraisal proceeding, and who shall be selected from a list of names of appraisers possessing the aforesaid qualifications submitted by the Transferor and Transferee. As used in this section, the term "NET FAIR MARKET VALUE" shall mean the cash price which a purchaser would pay on the effective day of the appraisal for all assets of the Company taking into account the nature, extent and maturity date of the liabilities of the Company, whether fixed or contingent, such valuation to be made on the assumption that such assets are subject to this Agreement and to any other agreement, including leases, management and service agreements then in effect. Such appraisals shall assume that the Project is the highest and best use of the Property subject thereto and shall be made in the usual and normal manner for real estate appraisals. The cost of the appraisal shall be an expense of the Company. The value of an interest in the Company shall be deemed to be the amount that the owner of such interest would have received under the provisions of this Agreement if the Property had been sold for cash at the value determined by such appraisal and the Company had been wound up and dissolved following such sale in accordance with the terms of this Agreement.

           (f) As a matter separate and apart from the other provisions of this SECTION 3.03, the Members agree amongst themselves that none of them will, without the prior written consent of the other Member(s), propose to transfer, transfer, dispose of, grant a security interest in or encumber any portion of its interest in the Company prior to the fifth anniversary hereof, except for:

                 (i) a pledge by a Member of a part or all of its interest in the Company to a bank, savings and loan association, insurance company or other financial institution having a net worth of not less than $100 million;

                 (ii) the issuance, sale or assignment of limited partnership interests in Carlyle 14 or Carlyle 15;

                 (iii) with the consent of the other Members (which consent each Member agrees not to unreasonably withhold), a sale by a Member of part or all of its interest in the Company for reasons that are unrelated to the Company or the Property and are presently unforeseen; or

                 (iv) any transfer of an interest in the Company which under the provisions of SECTION 3.03(a) above is permitted to be made without the prior approval or consent of any other Member.

      Nothing in this SECTION 3.03(f) shall in any way affect the operation of the other provisions of this SECTION 3.03.

           (g) Notwithstanding anything to the contrary herein, no transfer of any Company Interest shall be made if either (i) such transfer would result in termination of the Company within the meaning of Section 708(b)(1)(B) of the Code, unless the transferring Member delivers (A) an opinion of a nationally recognized law firm, in form and substance satisfactory to the other Members, that no material adverse tax consequences would result to the Company nor any of the other Members; and
(B) an indemnity reasonably satisfactory to the other Members against any liabilities, obligations, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) on account of such termination under Section 708(b)(1)(B); or (ii) the transferee of a Company Interest does not have net worth at least equal to the net worth of the transferring Member, at such time, as established to the reasonable satisfaction of the other Members. A Member who breaches the covenant set forth in the preceding sentence shall be liable to the other Members and the Company for all liabilities, obligations, damages, losses, costs and expenses (including, without limitation, reasonable attorneys' fees) resulting to the Company and/or the other Members, or any of them, on account of such breach.

      3.04 RESERVED.

      3.05 ADMISSION OF ADDITIONAL MEMBERS; SUBSTITUTION.

           (a) Except as otherwise expressly provided herein, additional Members shall be admitted to the Company only with the Approval of the Management Committee. Except as the Members with respect to the Company shall agree, admission of new Members shall be accomplished only by proportional reduction of the interests of the existing Members in the Company.

           (b) Notwithstanding any other provisions hereof, the assignee of a Member's interest shall not become a substituted partner unless (i) the assigning partner so provides in the instrument of assignment and (ii) the assignee agrees in writing to be bound by the provisions of this Agreement.

           (c) In the event of any assignment or transfer of a Company Interest by any Member permitted hereunder, the Company shall not be dissolved or wound up but instead shall continue as before with, however, the addition or substitution (pursuant to the terms of this Agreement) of such new Member.

      3.06 DEFAULT AND DISSOLUTION.

           (a) The occurrence of any of the following events shall constitute an event of default (an "EVENT OF DEFAULT") hereunder on the part of the Member with respect to whom such event occurs:

                 (i) The failure of the Member to make any additional capital contribution to the Company as required pursuant to the provisions of SECTION 2.05 hereof unless such contribution is made by another Member or Members as contemplated in SECTION 2.05(c) hereof;

                 (ii) The unauthorized transfer by a Member of any of its Company interest in violation of the restrictions set forth in SECTION 3.03 (other than 3.03(c), which shall be governed by the provisions thereof) of this Agreement;

                 (iii) Institution by a Member of proceedings of any nature under any laws of the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Member is seeking relief as debtor; or a general assignment by a Member for the benefit of creditors; or the institution by a Member of a proceeding under any section or chapter of the Federal Bankruptcy Code as now existing or hereafter amended or becoming effective; or the institution against a Member of a proceeding under any section or chapter of the Federal Bankruptcy Code as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or is stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceedings; or the calling of a general meeting of its creditors by a Member for the appointment of a receiver, trustee or a like officer to take possession of assets having a value in excess of $100,000 of a Member if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by said Member of its obligations under this Agreement, which receivership remains undischarged for a period of thirty (30) days from the date of its imposition; or admission by a Member in writing of his or its ability to pay his or its debts as they mature;

                 (iv) Attachment, execution or other judicial seizure of all or any substantial part of a Member's assets or of a Member's Company Interest, or any part thereof, such attachment, execution or seizure being with respect to an amount not less than $100,000 and remaining undismissed or undischarged for a period of fifteen (15) days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by said Member of its obligations under this Agreement; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if said Member posts bond sufficient to fully satisfy the amount of such claim or judgment within fifteen (15) days after the levy thereof and the Member's assets are thereby released from the lien of such attachment; and

                 (v) Any material default in the representation or warranties of a Member material to the success of the Project contained in SECTIONS 4.01, 4.02 or 4.03 hereof or in the performance of any other agreements or obligations of a Member herein contained or in any other agreements among all of the Members relating to this Agreement which are material to the success of the Project.

           The Company shall be dissolved in the event that:

                 (i)  An Event of Default has occurred as provided in
SECTION 3.06(a) above and the Management Committee elects to dissolve the Company as provided in SECTION 3.06(c);

                 (ii) Members holding at least 75% of the Percentage Interests in the Company agree to terminate the Company;

                 (iii) The Company ceases to maintain any interest (which term shall include but not be limited to a security interest) in the Project;

                 (iv) Carlyle and Maguire Partners mutually agree to dissolve or terminate the Company pursuant to any provisions of this Agreement permitting such election to be made; or

                 (v) The Company by its terms, as set forth in this Agreement, is terminated; or

                 (vi) The death, withdrawal, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the Member's continued membership in the Company, unless the business of the Company is continued by the unanimous vote of all remaining Members within ninety (90) days of the happening of that event.

           (c) Upon the occurrence of an Event of Default by a Member ("DEFAULTER"), any of the other Members (individually, a "NON-DEFAULTER" or "NON-DEFAULTING MEMBER" and, collectively, the "NON-DEFAULTERS" or "NON-DEFAULTING MEMBERS") shall have the right to give the Defaulter a notice of default ("NOTICE OF DEFAULT") setting forth the nature of the default. If within thirty (30) days following receipt of the Notice of Default the Defaulter pays such monies, or in the case of non-monetary defaults commences in good faith to perform such obligation in default and cure such default and thereafter prosecutes to completion with diligence and continues the curing thereof and cures such default within a reasonable time, or if a waiver of such Event of Default (other than an Event of Default arising by Maguire Partners' breach of SECTION 3.01(b)(iv)) shall be Approved by the Management Committee (which approval shall include the vote of Maguire Partners, unless its Company Interest shall be reduced to or below 20%, and the vote of Carlyle 14 and Carlyle 15, unless their aggregate Percentage Interests shall be reduced to or below 20%, whether or not such Event of Default involves Maguire Partners or Carlyle 14 or Carlyle 15), it shall be deemed that the Notice of Default was not given and the initial Defaulter shall lose no rights hereunder. If, within such time periods, the Defaulter (or another Member on behalf of the Defaulter pursuant to SECTION 2.05(d) hereof) does not either pay or commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continues the curing thereof, then (without prejudice to any right to assert a claim for damages as the result of any such default) the non-Defaulters shall have the right to acquire the Company interest of the Defaulter for cash at a price determined pursuant to appraisal procedures set forth in SECTION 3.03(e) above. For this purpose, the price to be so paid shall equal that portion of the Net Fair Market Value of the assets of the Company which such Defaulter would receive in the event of dissolution of the Company pursuant to SECTION 3.06(d). In furtherance of such right, any one or more non-Defaulters may notify the other Members within thirty (30) days of the expiration of the aforesaid time periods of its election to invoke the appraisal procedure set forth in SECTION 3.03(e). Upon receipt of the appraisal, any one or more non-Defaulters may notify the other Members of its election to purchase the interest of the Defaulter, and the non-Defaulters who elect to acquire the interest of the Defaulter shall acquire the interest in the following manner: the remaining non-Defaulters shall have the first right to purchase proportionate shares of the Defaulter's entire interest; provided, however, if any non-Defaulter does not elect to purchase his or its full proportionate share of the Defaulter's interest, the other non-Defaulters may purchase proportionately the Defaulter's entire interest. The non-Defaulters shall notify the Defaulter of their election within thirty (30) days of receipt of the appraisal. For purposes of this SECTION 3.06(c), a Member's proportionate share of the interest of another Member shall be determined on the basis of the ratio which such Member's Percentage Interest in the Company bears to the aggregate Percentage Interests of all Members therein who are exercising their rights in the same manner as such Member. The closing of any purchase pursuant to this
SECTION 3.06(c) shall take place as provided in SECTION 3.03(d) hereof. If the non-Defaulters do not elect to acquire the interest of the Defaulter as set forth above, then any non-Defaulter may elect to terminate the Company pursuant to SECTION 3.06(d) below by written notice given to the other Members not later than 15 days after (i) the expiration of the 30 day period within which the said appraisal procedure may be invoked as aforesaid, where the same is not invoked, or (ii) the expiration of the 30 day period after the receipt of the appraisal within which the non-defaulters may elect to purchase such Company interest, where the appraisal procedure is invoked but the election to purchase such Company interest is not made; provided however that no Member shall have the election to so terminate the Company prior to expiration of any time period during which any non-Defaulter may elect to acquire a Defaulter's interest under this
SECTION 3.06(c).

           (d) Upon dissolution of the Company pursuant to SECTION 3.06(b) hereof, the Company shall immediately commence to wind up its affairs and the Members shall proceed with reasonable promptness to liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Members set forth herein with respect to the management of the Company shall continue. For purposes of winding up, the Management Committee shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding-up period and the sale or other disposition of assets of the Company; provided that if the termination of the Company results from any Event of Default, the defaulting Member(s) shall have no further right to participate in the management or affairs of the Company or to attend Management Committee meetings or vote on decisions by the Management Committee of the Company, and shall be bound by all decisions made by such Management Committee, which shall determine all such matters as provided in this SECTION 3.06(d) by the affirmative vote of not less than seventy-five percent (75%) of the aggregate Percentage Interests of all non-Defaulting Members in the Company.

                 If the Company is dissolved for any reason while there is work in progress on the construction of improvements in or on any portion of the Property and Improvements owned or operated by the Company, winding up the affairs and termination of the business of the Company may include completion of the work in progress to the extent of constructing and leasing improvements then being developed on such Property and Improvements as the Management Committee of the Company may determine to be necessary to bring the matters under construction to a state of completion convenient for the cessation of work, giving due regard to the interest of all Members.

                 Net Cash Flow of the Company during the period of winding up resulting from normal operations shall be distributed in accordance with
SECTION 2.06 hereof, after making provision for any necessary reserves as therein contemplated, and Net Cash Flow of the Company from the sale of all or substantially all of the assets of the Company, whether or not in connection with the winding up of the Company shall be distributed as provided in the next succeeding paragraph.

                 The assets of the Company shall be applied and distributed in liquidation in the following order of priority:

                      (i) First, in payment of debts and obligations of the Company owed to third parties, including the setting aside of such reserves as are Approved by the Management Committee to satisfy contingent or unforeseen liabilities of the Company;

                      (ii) Second, to pay the accrued, unpaid interest and then principal on each of the debts and obligations of the Company to any Member (based on the inverse chronological order in which the indebtedness was incurred); and

                      (iii) Third, the balance, if any, to the Members in accordance with SECTION 2.06. It is intended that the distributions set forth in this subsection (iii) comply with the requirement of Regulations
Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Account balances. However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to this Section shall be made, but, instead, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.

                 Following the final allocations and the final distributions (other than the distribution, if any, required by this sentence) of Company Property in connection with a dissolution and termination of the Company, each Member that has obligated itself to make up any deficits in its Capital Account pursuant to SECTION 3.06(f) shall contribute to the Company an amount equal to (and shall in no event be obligated to contribute more than) the lesser of (i) the amount that such Member has so obligated itself to contribute and (ii) the deficit balance in the Capital Account of such Member after such distributions and allocations, and such contribution shall be distributed to the Members that have positive balances in their Capital Accounts (unless such contribution is used to satisfy obligations of the Company).

                 If the liquidation proceeds are insufficient to satisfy all of the claims within any of the categories described in SECTIONS 3.06(d)(i) through (iii) above, the proceeds shall be applied prorata to all claims within such category in order of priority for which any proceeds are available for payment or distribution.

                 Every effort shall be made to dispose of the assets of the Company so that the distribution may be made to the Members in cash. If, at the time of the completion of the winding up of the Company, the Company owns any assets in the form of work in progress, notes or deeds of trust or otherwise which it has been unable to dispose of, such assets, if any, shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company if all of the same were sold for cash.

           (e) Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and its capital contributions thereto and its share of the profits or losses thereof, and shall have no recourse therefor (in the event of any deficit in a Member's capital account or otherwise) against the other Members; provided that, subject to SECTION 6.09, nothing contained herein shall relieve any Member of such Member's obligation to make the capital contributions herein provided or to pay any liability or indebtedness owing to the Company by such Member, and the Company and the other Members shall be entitled at all times to enforce such obligations of such Member. No holder of a Company interest shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

           (f) Each Member may, prior to, or at the time prescribed by law for the filing of the Company federal income tax return for each taxable year (not including extensions), elect to be unconditionally obligated to restore all or a portion of any deficit in such Member's Capital Account upon liquidation of its interest in the Company. Any such election shall be evidenced by written notice to the other Members, delivered prior to such time, specifying the amount of any deficit for which the Member elects a deficit restoration obligation. Any amount owing pursuant to a deficit restoration obligation shall be payable upon the later of (i) the end of the fiscal year in which a Member's interest is liquidated or (ii) 90 days after the end of such liquidation. The amount of any such election shall automatically be reduced to the extent the deficit in such Member's Capital Account is subsequently reduced. If any allocation or distribution thereafter increased the deficit in such Member's Capital Account, unless a Member elects otherwise under this
SECTION 3.06(f), such Member will be obligated to restore the deficit only to the extent of the lesser of (A) the deficit amount such Member has previously elected to restore, or (B) the smallest deficit balance in such Member's Capital Account at any time after such election. For purposes of determining the amount referred to above in Clause (B), the income, gain, losses and deductions of the Company shall be prorated on a daily basis, except for income, gain, losses and deductions from the sale or disposition of capital items, which will be allocated under an interim closing of the books method.

           (g) Any Company property which is not sold, but which is distributed or deemed distributed to any Members (including any deemed distribution in connection with a constructive termination of the Company under Section 708 of the Code), shall be valued at its then fair market value, as reasonably determined by the Management Committee, to determine the gain or loss which would have resulted if such Company property had actually been sold (subject to any debt secured by such property) at such value, which fair market value (less the amount of any debt secured by such property)) shall be treated as Disposition Proceeds for purposes of SECTION 2.06(c) hereof. The Members' share of the hypothetical gain or loss realized by the Company from such deemed sale based on the property's fair market value shall be considered a part of the Disposition Profit or Disposition Loss, as the case may be, and shall be allocated among the Members in accordance with SECTION 2.09 hereof. The Capital Accounts of the Members shall be appropriately adjusted under SECTION 2.04 hereof to take into account such allocations.

           (h) All documents and records of the Company including, without limitation, all financial records, vouchers, cancelled checks and bank statements, shall be delivered to Carlyle upon termination of the Company. In the event any Member ("WITHDRAWING MEMBER") for any reason ceases as provided herein to be a Member at any time prior to termination of the Company, and the Company is continued without the Withdrawing Member, the other Members ("SURVIVING MEMBERS") agree that said documents and records of the Company up to the date of the termination of the Withdrawing Member's interest shall be maintained by the Surviving Members, their successors and assigns, for a period of not less than seven (7) years thereafter, and shall be available for inspection, examination and copying by the Withdrawing Member upon reasonable notice, and by supervisory and regulatory authorities (through their representatives) of any such Withdrawing Member in the same manner as provided in SECTION 3.02(b) hereof during said seven (7) year period.

4. BINDING EFFECT OF AGREEMENT; REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES.

      4.01 REPRESENTATIONS, WARRANTIES AND COVENANTS OF MAGUIRE PARTNERS.

           Maguire Partners represents, warrants and covenants to Carlyle that (i) Maguire Partners is not bound by any contractual or other arrangement which would require the approval of any other party to the effectuation of the transactions contemplated by this Agreement, which approval has not been obtained, and (ii) there are no agreements between Maguire Partners and any of the other parties hereto with respect to the Company or the Project except as set forth or described herein and the Wells Fargo Bank Addendum attached to this Agreement.

      4.02 REPRESENTATIONS, WARRANTIES AND COVENANTS OF CARLYLE 14 AND
CARLYLE 15.

      Carlyle 14 and Carlyle 15 each represents, warrants and covenants to Maguire Partners that (i) it is not bound by any contractual or other arrangement which would require the approval of any other party to the effectuation of the transactions contemplated by this Agreement, which approval has not been obtained, and (ii) there are no agreements between Carlyle 14 and/or Carlyle 15 and any of the other parties hereto with respect to the Company or the Project except as set forth or described herein and the Wells Fargo Bank Addendum attached to this Agreement.

      4.03 RESERVED.

      4.04 INDEMNIFICATION.

      Maguire Partners and Carlyle each agree to indemnify and hold harmless the other and their affiliates, directors and officers against any and all claims, demands, losses, damages, liabilities, lawsuits, and other proceedings, judgments and awards and costs and expenses (including but not limited to reasonable attorneys' fees) arising directly or indirectly in whole or in part out of any breach of any of the foregoing representations and warranties and covenants made by Maguire Partners or Carlyle, as the case may be, under SECTION 4.01 or 4.02 above.

      4.05 SURVIVAL OF REPRESENTATIONS.

      The foregoing representations and warranties of Maguire Partners or Carlyle set forth in SECTIONS 4.01 and 4.02 hereof shall survive the consummation of this Agreement.

5.    RESERVED.


6.    MISCELLANEOUS PROVISIONS.

      6.01 COMPLETE AGREEMENT; AMENDMENT.

      This Agreement and the Wells Fargo Bank Addendum attached hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof, and no party hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement, the exhibits hereto and the Wells Fargo Bank Addendum. This Agreement may not be amended, altered or modified except by a writing signed by all parties hereto.

      6.02 NOTICES.

           (a) All notices under this Agreement shall be in writing and shall be delivered by personal service, or by certified or registered mail, postage prepaid, return receipt requested to the parties at the addresses herein set forth and to the Company at its principal place of business.
The addresses for notices are as follows:

           If to Maguire Partners or the Company:

           355 South Grand Ave., Suite 4500
           Los Angeles, CA  90071
           Attn:   Mr. Robert F. Maguire III

           with a copy to:

           Gilchrist & Rutter Professional Corporation
           1229 Ocean Avenue
           Suite 900
           Santa Monica, California 90401
           Attn:   Paul S. Rutter, Esq.

           If to Carlyle 14 or to Carlyle 15:

           c/o JMB Realty Corporation
           875 North Michigan Avenue, Suite 3900
           Chicago, Illinois 60611
           Attn:   Mr. Patrick Meara

           with a copy to:

           Paul, Hastings, Janofsky & Walker
           555 South Flower Street, 23rd Floor
           Los Angeles, California  90071-2371
           Attn: Paul Walker, Esq.

           with a copy to:

           Wells Fargo Bank, N.A.
           2030 Main Street
           Suite 800
           Irvine, California  92714
           Attn:  Mr. Patrick Mooney, Vice President

           with a copy to:

           Brobeck, Phleger & Harrison, LLP
           One Market Plaza, Spear Street Tower
           23rd Floor
           San Francisco, California  94105
           Attn:  G. Larry Engel


      (b) All notices, demands and requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addresses thereof. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given as provided in subsection (c) below shall be deemed to be receipt of the notice, demand or request sent.

      (c) By giving to the other party at least thirty (30) days' written notice thereof, the parties hereto and their respective permitted successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses for notices and each shall have the right to specify as its address for notice any other address within the United States of America.


      6.03 ATTORNEYS' FEES.

      Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceedings in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of his or its property or assets concerning any provision of this Agreement or the rights or duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted to a reasonable sum as and for his or its or their attorneys' fees and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

      6.04 SEPARABILITY.

      In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

      6.05 SURVIVAL OF RIGHTS AND ASSIGNABILITY.

      Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, representatives and permitted successors and assigns; provided, however, that except as expressly permitted by the provisions of this Agreement, no Member shall be permitted to assign any rights hereunder to any third party.

      6.06 GOVERNING LAW.

      This Agreement has been entered into in the State of California and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of that State.

      6.07 WAIVER.

      No consent or waiver, express or implied, by any Member to or of any breach or default by them in the performance by them of their obligations hereunder shall be deemed to be a consent or waiver to or of any other breach or default in performance by them of the same or any other obligation of them hereunder. Except as otherwise provided herein, failure to act of any Member or to declare any Member in default shall not constitute a waiver by any Member of its rights hereunder. The giving of consent by any Member in any one instance shall not limit or waive the necessity to obtain such Member's consent in any future instance.



      6.08 ALTERNATIVE REMEDIES; EQUITABLE REMEDIES.

      The rights and remedies of any of the Members hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Members confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to nor shall it limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.

      6.09 LIMITATION ON LIABILITY.

      No Person who is a present or future Member in the Company, or a direct or indirect partner or member in any Member in the Company shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under or in connection with this Agreement or any other agreement entered into under or in connection herewith, and the Company and each other Member hereby waives all such personal liability.

      6.10 WELLS FARGO BANK ADDENDUM.

        The Members hereby incorporate the provisions of the Wells Fargo Bank Addendum attached to this Agreement as part of this Agreement.

      6.11 ACTIONS BETWEEN MEMBERS.

      Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against the other Members or the Company (including, without limitation, any action for damages, specific performance or declaratory relief) for or by reason of any breach by such Member of this Agreement or any other agreement with or related to the Company, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company.

      6.12 NO THIRD PARTY BENEFICIARIES.

      Nothing contained herein, except as otherwise herein expressly set forth, shall be deemed to create any right or interest in any third party or any right in any third party to enforce any provision of this Agreement ("third party" for purposes of the foregoing meaning any Person other than a Member or an assignee, transferee or agent of a Member).

      6.13 TERMINOLOGY.

      All personal pronouns used in this Agreement whether used in the masculine, feminine or neuter gender shall include all genders; and the singular shall include the plural and vice versa. Titles of articles and sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself. The use herein of the word "including" when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

      6.14 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

      6.15 FURTHER ASSURANCES.

      Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall be reasonably required to carry out the terms and provisions of this Agreement, and to enable each party to obtain the benefits of this Agreement provided for it herein.

      6.16 NON-DISCRIMINATION.

      There shall be no discrimination against or segregation of, any person, or group of persons on account of race, color, creed, national origin, or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure, or enjoyment of the Property or the Improvements thereon, nor shall the Company or any Person claiming under or through it, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees, or vendees of the land.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.

           CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV an Illinois limited partnership

              By:  JMB REALTY CORPORATION
                   an Illinois corporation,
                   General Partner


                   By:  ________________________________
                        Vice President

           CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV an Illinois limited partnership

              By:  JMB REALTY CORPORATION
                   an Illinois corporation,
                   General Partner


                   By:  ______________________________________
                        Vice President


           MAGUIRE PARTNERS-BUNKER HILL, LTD.
           a California Limited Partnership

           By: Maguire Partners BGHS, LLC
                a California limited liability company
                General Partner

                By:  Maguire Partners SCS, Inc.
                      a California corporation
                      Its Manager


                      By:_________________________
                           Robert F. Maguire III
                           President




                       WELLS FARGO BANK ADDENDUM



      The undersigned parties are entering into this Addendum which is attached to and made a part of the Operating Agreement ("OPERATING AGREEMENT") of Maguire Thomas Partners-South Tower, LLC ("SOUTH TOWER"). In the event of a conflict between the provisions of the Operating Agreement and this Addendum, the provisions of this Addendum shall control only as among the parties to this Addendum; otherwise, the Operating Agreement shall control.

      A.   CONSENT TO BANK SECURITY INTEREST.   Maguire Partners-Bunker
Hill, Ltd. (herein, together with its permitted successors and assignees, called "MP") consents to and acknowledges the Wells Fargo Bank (herein, together with its successors and permitted assignees, called the "BANK" or "WELLS FARGO BANK") security interest in the Carlyle membership interest in South Tower ("CARLYLE INTERESTS") for the purposes of (i) Section 3.03 of the Operating Agreement, and (ii) Sections 9318 and 9502 of the UCC. The Bank may assign its rights and liens to any affiliate of the Bank in which the Bank owns at least a majority ownership interest and has the right to control the management of the affiliate ("AFFILIATE"), all without the need for consent by MP or compliance with Section B below. The Bank shall give prior written notice of any such assignment to MP. The 40% loan to value and other limitations on permissible liens on membership interests shall not apply to the Bank's security interest on the Carlyle Interests (or to the successors or assignees of the Bank who hold such Interests and who are affiliates of the Bank). All references herein to "membership interests" (or similar terms) shall include all economic interests and rights to distributions or payments of money or property.

      B. RIGHT OF FIRST NEGOTIATION. The Bank may foreclose on its security interest or otherwise acquire any or all of the Carlyle Interests, either directly or through one of the Bank's affiliates, all without complying with the offer and sale procedure in Section 3.03(b) of the Operating Agreement, so long as the Bank or its affiliate is the transferee of the Interests. An Event of Default by Carlyle under the Operating Agreement shall not prevent the Bank from exercising its remedies under its loan documents with Carlyle, subject to the Bank's obligations regarding the cure of Carlyle defaults under SECTION C below; provided that the foregoing shall not limit the remedies of MP for an Event of Default by Carlyle under the Operating Agreement, subject to the right of the Bank to cure such default under SECTION C.

      Notwithstanding the two foregoing sentences, the following procedure (herein called the "right of first negotiation procedure") shall apply (i) if the Bank intends to transfer the Carlyle Interests, or any portion thereof, to any entity or person other than the Bank (or its affiliate) or Carlyle, or (ii) if the Bank transfers ownership of its affiliate, whether as a result of a foreclosure on such Interests or as a result of a transfer by the Bank subsequent to its foreclosure and acquisition of the Interests.

In such case, the Bank shall give notice to MP at least 30 days prior to the date of such transfer. If the Bank does not receive written notice from MP of MP's desire to negotiate to attempt to acquire such Interests within 10 days from the date such notice of intent to transfer was sent to MP, then the Bank may transfer the Carlyle Interests without further restriction. However, if MP (i) wishes to negotiate to attempt to acquire such Carlyle Interests, and (ii) gives its corresponding notice of that desire to the Bank within such 10 days from the date the initial notice of intent to transfer was sent to MP, then an exclusive negotiation period shall exist for the balance of the 30 day period commencing on the date the initial notice of intent to transfer was sent to MP. During that 30 day exclusive negotiation period, Bank and MP shall negotiate in good faith with each other regarding the terms of such purchase and sale of the Carlyle Interests (or of the Bank's loan and security interest in the Carlyle Interests, if the parties so agree in their respective discretion, but without in any way implying any right or interest by MP or anyone else in Bank's loan or security and without adversely affecting Bank's unrestricted right to manage, administer, amend, renew, extend, restructure, enforce or otherwise deal with its loan and security in any way the Bank wishes). During said 30 day period in which the Bank or MP are so negotiating with respect to the transfer of the Carlyle Interests, the Bank shall not complete its foreclosure on, sell or agree to sell its loan or the Carlyle Interests to any other party; provided that, the Bank may notice the foreclosure sale for any time after the end of the 30 day period and otherwise place itself in a position to complete a foreclosure immediately after such 30 day period, if the negotiations with MP are unsuccessful.

      The Bank may always sell participations in its loans and security without triggering this Section B exclusive negotiation procedure, as long as such participants are subject to the same procedure as must be followed by the Bank hereunder; provided that Bank will not sell such portion of the loans and security such that Bank no longer has effective control over the exercise of rights and remedies (subject to customary rights of approval by loan participants in similar loans) as the holder of the loans unless (i) Bank first gives South Tower written notice thereof at least thirty (30) days prior to the consummation of such sale and (ii) the purchaser or purchasers of such controlling interest in the loans is a Financial Institution having at least $100,000,000 in net worth, as defined in
Section 3.03(a) of the Operating Agreement.

      The Bank agrees that, if MP gives the Bank a written offer to purchase the Carlyle Interests on an all cash basis ("MP OFFER") during the 30 day negotiation period, and if the Bank fails to accept such MP Offer within the time period set forth in the MP Offer (which period for acceptance must be at least twenty-five (25) days after the delivery of the MP Offer), then from the date of receipt of the MP Offer until the date that is one hundred eighty (180) days thereafter (the "TRANSFER PERIOD"), the Bank shall have the right to transfer the Carlyle Interests to a reputable third party, whether by foreclosure or otherwise, for a price greater than the price in the MP Offer, although the Bank's transfer at a higher price may be on terms other than cash, including a credit bid by the Bank at the foreclosure sale. If, during the Transfer Period, the Bank receives an offer from a third party for the purchase of the Carlyle Interests which is equal to or lower than the MP Offer, and which the Bank intends to accept, then the Bank shall not consummate a foreclosure sale or other transfer of the Carlyle Interests to such offeror without first complying with the offer and sale procedures of Section 3.03 of the Operating Agreement. If the Bank receives an offer from a third party at a price superior to the MP Offer during the Transfer Period, the Bank may consummate such sale at a price greater than the MP Offer. After the Transfer Period, if no sale is pending as of the last day of the Transfer Period (or if such a sale is then pending but the closing date for such sale is scheduled to occur more than thirty (30) days after the expiration of the Transfer Period), including a foreclosure sale for a price above the MP Offer, and if the Bank has not timely accepted the MP Offer, and the Bank desires to sell the Carlyle Interests, the sales process shall re-commence in accordance with the procedures described herein for a new 180-day Transfer Period.

      The comparison of the price to a third party compared to the MP Offer is as to the aggregate compensation benefit to the Bank, considering all factors relevant to a reasonable commercial bank under such circumstances. Nothing herein prevents the Bank from making a credit bid at a foreclosure sale in an amount in excess of the MP Offer. At all times, subject to the right of first negotiation procedure herein (in the case of a sale of the Carlyle Interests, or any portion thereof, to any third party other than the Bank or its affiliate), the Bank may comply with the applicable laws to make any foreclosure sale commercially reasonable and in compliance with UCC 9504.

      Subject to the Bank complying with the right of first negotiation procedures governing the sale of the Carlyle Interests in accordance with this SECTION B, a purchaser of the Carlyle Interests through a Bank foreclosure sale shall become a substitute member in South Tower, subject only to (i) the provisions of the Agreement requiring the substitute member to assume all of the obligations of Carlyle under the Agreement, and (ii) the delivery to MP of a certification from such substitute member, from Carlyle (if then a member), and from the Bank, certifying that the substitute member is either an affiliate of the Bank or has acquired the Carlyle Interests after compliance by the Bank with the procedures set forth in this Section B.

      Nothing herein deprives the Bank of its rights under Section 3.03 of the Operating Agreement. MP agrees that MP shall comply with the offer and sale procedures of Section 3.03 of the Operating Agreement in connection with the transfer of the MP interests.

      C. RIGHT TO CURE DEFAULTS. The Bank shall receive directly copies of all notices given to Carlyle by MP under the Operating Agreement, including notices of default under Section 3.06, or offers to buy or sell under Section 3.03, and of arbitration. The Bank (or its affiliate) shall have the right, but not the obligation prior to the transfer of the Carlyle Interests to the Bank or such affiliate, to cure any Carlyle default under the Operating Agreement within a reasonable period after notice to the Bank of Carlyle's default, which cure period shall not exceed the longer of (i) ten (10) days from written notice thereof for monetary defaults, (ii) thirty (30) days from written notice thereof for non-monetary defaults, or
(iii) the cure periods granted to Carlyle under the Agreement for the relevant default; provided, however, that the Bank (or its successor or permitted assignee which acquires the Carlyle Interests) shall have the obligation to cure any Carlyle monetary default and any Carlyle non-monetary default that is reasonably curable by a successor owner of the Carlyle Interests within the foregoing cure periods once the Bank or its successor or permitted assignee has acquired ownership of the Carlyle Interests, calculating such Bank cure periods for such purpose from the date when the Bank or its successor or permitted assignee so acquires such Carlyle Interests. However, if the Bank or its successor or permitted assignee becomes the substitute member in place of Carlyle, any non-monetary defaults by Carlyle that are not reasonably capable of cure (with a commercially reasonable effort) by the Bank or its successor or permitted assignee need not be cured by the Bank or such other substitute member. As long as the Bank can still cure Carlyle defaults and is diligently undertaking reasonable efforts to cure such defaults, the Bank or its successor or permitted assignee shall have the right to vote the Carlyle Interests once the Bank or such successor or assignee acquires the Carlyle Interests.

      D. DISTRIBUTIONS. All distributions or payments for the account of Carlyle in connection with South Tower shall be made directly to the Bank pursuant to UCC Sections 9318 and 9502, and Carlyle irrevocably consents to MP complying with such direction as to payments to the Bank. Carlyle shall indemnify and hold MP harmless from any liability as a result of its compliance with the foregoing direction.

      E. NO ASSUMPTION. Unless and until the Bank replaces Carlyle as a member, the Bank assumes none of the Carlyle obligations under the Operating Agreement. However, the Bank recognizes any superior right which South Tower may have to offset liabilities of Carlyle to South Tower against the obligations of South Tower to Carlyle, as provided in UCC 9318(1)(a).

      F. ARBITRATION. The Bank may intervene as a party and/or participate (all at its option) in any arbitration proceeding pursuant to the Operating Agreement in order to protect its interests. To the extent that the Carlyle Interests in which the Bank has a security interest are affected by any arbitration in which the Bank is permitted to participate as a party, the results of such arbitration that are binding on Carlyle likewise bind the Carlyle Interests which are subject to the Bank's security interest, whether or not the Bank elects to participate in the arbitration.

      G.   BANK APPROVAL OF CARLYLE ACTIONS.  MP acknowledges that the
Bank holds its security interest and has certain rights to approve the actions of Carlyle with respect to the Carlyle Interests in South Tower, and that MP does not have any claim against the Bank as a result of its having such approval rights through its loan documentation with Carlyle.
MP shall continue to deal exclusively with Carlyle in the management of South Tower under the terms of the Operating Agreement, without regard to the position of the Bank unless and until the Bank (or its affiliate) becomes the substituted member pursuant to its security interest in the Carlyle Interests. MP shall not bring a claim against the Bank by reason of the Bank prohibiting Carlyle, under the Bank's loan documents with Carlyle, from taking (or omitting to take) certain actions or approving (or disapproving) certain decisions as a member of South Tower (without waiving any rights or claims as to Carlyle as a member in the Company).

      H. NO TERMINATION OF PARTNERSHIP. The Bank agrees that in no event shall the exercise of the Bank's remedies as a secured creditor with a security interest in the Carlyle Interests, nor any subsequent transfer of the Carlyle Interests by the Bank or its successor or permitted assignee, result in the termination of the South Tower limited liability company under Section 708 of the Internal Revenue Code; provided, however, in determining whether a transfer of the Carlyle Interests would cause a
Section 708 termination, the Bank shall be permitted to disregard any transfer of the MP interest, or any portion thereof, during the preceding 12 month period. However, should the Bank succeed to the Carlyle Interests, the Bank shall thereafter have no less rights than Carlyle would have under the Operating Agreement, none of which shall be impaired by the provisions of this Addendum, addressing the issues regarding the Bank's position as a secured creditor of Carlyle. Nothing contained herein relating to the transfer of the Carlyle Interests pursuant to the Bank's rights as a secured creditor shall abridge or limit any other or greater rights the Bank or any affiliate may have under the Operating Agreement should the Bank or any affiliate acquire the Carlyle Interests or any other interest of another member in South Tower.

      I. NOTICES. The parties agree that notices hereunder shall be given in accordance with Section 6.02 of the Operating Agreement and to the addresses specified therein, in the case of Carlyle and MP. Notices to the Bank shall be addressed as follows:

        Wells Fargo Bank, N.A.
        2030 Main Street
        Suite 800
        Irvine, California  92714
        Attn:  Patrick Mooney, Vice President

        with a copy to:

        Brobeck, Phelger & Harrison, LLP
        One Market Plaza, Spear Street Tower
        23rd Floor
        San Francisco, California 94105
        Attn:  G. Larry Engel
        (415) 442-1400

      IN WITNESS WHEREOF, the parties below have entered into this Addendum as of the 30th day of September, 1996.

           CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XIV an Illinois limited partnership

              By:  JMB REALTY CORPORATION
                   an Illinois corporation,
                   General Partner


                By:   ________________________________
                        Vice President

           CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XV an Illinois limited partnership

              By:  JMB REALTY CORPORATION
                   an Illinois corporation,
                   General Partner


              By:  ______________________________________
                   Vice President



           MAGUIRE PARTNERS-BUNKER HILL, LTD.
           a California Limited Partnership

           By: Maguire Partners BGHS, LLC
                a California limited liability company
                General Partner

                By:  Maguire Partners SCS, Inc.
                      a California corporation
                      Its Manager


                      By:_________________________
                        Robert F. Maguire III
                        President



           WELLS FARGO BANK, N.A.
           a national banking association



           By:
                Its:

                              EXHIBIT "A"

                           LEGAL DESCRIPTION
                              (attached)





                              EXHIBIT "B"

                  LIST OF WELLS FARGO CENTER ARTWORK



Work:                                  Artist:                  Type:

La Caresse d'un Oiseau                 Miro                 Sculpture
La Dandy                               Dubuffet             Sculpture
Four Female Figures                    Graham               Sculpture
Sequi                                  Graves               Sculpture
Light Touches Fall Color               Wile                 Sculpture
Lock Down                              Aonoldi              Sculpture
Sawtooth                               Obulich              Sculpture
Night Sail (1985)                      Nevelson             Sculpture





                              EXHIBIT "C"

                       INITIAL CAPITAL ACCOUNTS


      Maguire Partners

      (Initially booked to -0-)

      $1,000,000 (after Supplemental Contribution)



      Carlyle 14

      (Initially booked to -0-)

      $350,000 (after Supplemental Contribution)



      Carlyle 15


      (Initially booked to -0-)

      $650,000 (after Supplemental Contribution)





                              EXHIBIT "D"

                    PERMANENT FINANCING GUIDELINES


1) The maximum Fixed Interest Rate, prior to any participation for Debt Financing, is 14% per annum. This rate is to be subject to the IRR parameters in item 10.

2) Should the Fixed Interest Rate, prior to any participation for Convertible Financing, exceed 12%, the maximum Equity Participant Percentage must drop from the maximum of 50% to a percentage that will yield no more than an 18% pre-tax IRR including Originating Fees. An example of the Lender Financial Analysis not exceeding 12% is attached to illustrate the calculation of the IRR. The IRR and IROR are synonymous in this illustration.

3)    No maximum term of loan.

4)    Minimum term of loan is 10 years.

5)    NO PRINCIPAL REDUCTION REQUIRED.

6)    Minimum Principal = Total Project Construction Costs; NO MAXIMUM
PRINCIPAL.

7)    Minimum Debt Service Coverage Ratio = 1.1:1

8) The pre-tax IRR or Effective Yield on permanent financing must not exceed 18%. (See attached sheet.)

9) No more than a 1.5 Points Originating Fee is to be paid to the lending institution. If required, this fee will be paid from the proceeds of the mortgage obtained for Permanent financing.

10) No Compensating Balances are to be maintained with the lending institution.

*Definition IRR (Internal Rate of Return).

The rate of return on that amount provided by the Permanent Lender to finance the project through its minimum term of 10 years.

The internal rate of return is calculated by finding the discount rate that equates the present value of future cash flows plus the residual value (which is the cash flow capitalized in the year of conversion by the Permanent Lender by a capitalization rate that will return to the lender no more than 18% pretax) to the cost of the investment. The effective yield is synonymous with Pretax IRR for the purposes of this document.




                              EXHIBIT "E"

              MAGUIRE/THOMAS PARTNERS - SOUTH TOWER, LLC

                           INSURANCE PROGRAM


Property:  South Tower

      Limits-      No less than $175,000,000 all risk with a stop loss
limit of $75,000,000 for earthquake and flood (as long as obtainable at cost effective rates). The stop loss limit is calculated on an annual aggregate basis.

                   -      No less than $30,000,000 rental income
sublimit, no time limitation, deductions shall not exceed 15 days.

      Deductibles  -      No more than -     $ 25,000 per loss for all
perils except:
                                        -    $100,000 per loss from
flood
                                        -    2% of value at time of
loss from earthquake

Property: X-2(b) Parking Garage

      Limits-      No less than $15,000,000 all risk including earthquake
and flood, no stop loss, no coinsurance.

      Deductibles  -      No more than -     $ 25,000 per loss for all
perils except:
                                        -    $100,000 per loss from
flood
                                        -    2% of value at time of
loss from earthquake

Liability:  South Tower and X-2(b) Parking Garage

      Limits-      $20,000,000 per accident for direct damage and
business interruption
                   -      $25,000 per accident for expediting expense
                   -      $25,000 per accident for water damage

      Deductibles  -      $25,000 per accident


GENERAL OVERALL REQUIREMENTS:

1. The insurance program will provide for a waiver of subrogation against IBM as tenant of the Project, as long as obtainable.

2. Certified copies of all such policies will be provided to the Members.

3. The all risk insurance coverage will, at a minimum, cover loss by fire, lightning and perils of broad form extended coverage as now and hereafter constituted for the lesser of the full replacement cost without deduction for physical depreciation or the actual cash value of the Project.

4. The liability insurance coverage will provide protection for all the Members with respect to their ownership of the Project.






                             EXHIBIT "F"



I. ELECTIONS

      The Company has made or will make the following tax elections:

      a. The election under section 168(b)(3) or otherwise to claim straight-line depreciation or cost recovery deductions with respect to all "section 1250 property" (as defined in section 1250(c)), and accelerated depreciation or cost recovery deductions with respect to all "section 1245 property" (as defined in section 1245(c)), over as short a period as is permissible;

      b. If and to the extent there are start-up expenses, an election under section 195(b) to amortize such start-up expenses over a period of 60 months;

      c. If and to the extent there are organizational expenses, an election under section 709(b) to amortize such organizational expenses over a period of 60 months.

      d. The election under section 46(d) for qualified progress expenditures with respect to any conveying systems.

II.   CAPITAL ACCOUNTS

      The Capital Account of each Member as of the effective date of this Agreement is calculated as set forth in Attachment 1 hereto in accordance with SECTION 2.04 of the Agreement. The following is a list of principles that were applied in determining the Capital Accounts. The Members recognize that certain of the numbers contained in the assumptions set forth in said Attachment are tentative in that they reflect certain assumptions as to the amounts, bases and values of assets and liabilities of the Company on the date of the Agreement and other similar items, which assumptions may prove to be other than as set forth herein. The Members agree to revise this Exhibit if necessary, to reflect actual capital accounts using such revised items in place of the items now contained herein, but otherwise using the same method for calculations set forth herein.





                           TABLE OF CONTENTS


ARTICLE 1.    Definitions. . . . . . . . . . . . . . . . . . . .  . 2

ARTICLE 2.    Formation of Company; Capital, Distributions and
Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

              Section 2.01   Introductory Matters. . . . . . . . .  8
              Section 2.02   Members and Their Interests . . . . .  9
              Section 2.03   Capital Contributions . . . . . . . . 10
              Section 2.04   Capital Accounts. . . . . . . . . . . 10
              Section 2.05   Additional Capital Contributions. . . 11
              Section 2.06   Distributions . . . . . . . . . . . . 14
              Section 2.07   Reserves. . . . . . . . . . . . . . . 16
              Section 2.08   Reserved. . . . . . . . . . . . . . . 16
              Section 2.09   Allocations Among Members . . . . . . 16
              Section 2.10   Reserved. . . . . . . . . . . . . . . 21
              Section 2.11   Special Assets. . . . . . . . . . . . 21
              Section 2.12   Aetna Lockbox . . . . . . . . . . . . 21

ARTICLE 3.    Management and Operation . . . . . . . . . . . . . . 22

              Section 3.01   Management of the Company . . . . . . 22
              Section 3.02   Accounting, Tax Elections and Related
Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
              Section 3.03   Sale, Transfer or Mortgage of Interests in
the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
              Section 3.04   Reserved. . . . . . . . . . . . . . . 44
              Section 3.05   Admission of Additional Members;
Substitution . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
              Section 3.06   Default and Dissolution . . . . . . . 44

ARTICLE 4.    Binding Effect of Agreement; Representations,
              Warranties and Covenants of the Parties. . . . . . . 51

              Section 4.01   Representations, Warranties
and Covenants of Maguire Partners. . . . . . . . . . . . . . . . . 51
              Section 4.02   Representations, Warranties
and Covenants of Carlyle 14 and Carlyle 15 . . . . . . . . . . . . 51
              Section 4.03   Reserved. . . . . . . . . . . . . . . 51
              Section 4.04   Indemnification . . . . . . . . . . . 51
              Section 4.05   Survival of Representations . . . . . 52

ARTICLE 5.    Reserved . . . . . . . . . . . . . . . . . . . . . . 52

ARTICLE 6.    Miscellaneous Provisions . . . . . . . . . . . . . . 52

              Section 6.01   Complete Agreement; Amendment . . . . 52
              Section 6.02   Notices . . . . . . . . . . . . . . . 52
              Section 6.03   Attorneys' Fees . . . . . . . . . . . 54
              Section 6.04   Separability. . . . . . . . . . . . . 54
              Section 6.05   Survival of Rights and Assignability. 54
              Section 6.06   Governing Law . . . . . . . . . . . . 54
              Section 6.07   Waiver. . . . . . . . . . . . . . . . 54
              Section 6.08   Alternative Remedies; Equitable
Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
              Section 6.09   Limitation on Individual Liability. . 55
              Section 6.10   Wells Fargo Bank Addendum . . . . . . 55
              Section 6.11   Actions Between Members . . . . . . . 55
              Section 6.12   No Third Party Beneficiaries. . . . . 55
              Section 6.13   Terminology . . . . . . . . . . . . . 56
              Section 6.14   Counterparts. . . . . . . . . . . . . 56
              Section 6.15   Further Assurances. . . . . . . . . . 56
              Section 6.16   Non-Discrimination. . . . . . . . . . 56


                       WELLS FARGO BANK ADDENDUM


                               EXHIBITS

              Exhibit A      -           Legal Description
              Exhibit B      -           Artwork
              Exhibit C      -           Initial Capital Accounts
              Exhibit D      -           Permanent Financing
                                         Guidelines
              Exhibit E      -           Insurance Program
              Exhibit F      -           Tax Elections